Exhibit 4(a)
[EXECUTION COPY]

CREDIT AGREEMENT
Dated as of March 26, 2009
among
UNISOURCE ENERGY DEVELOPMENT COMPANY,
as the Company
and
THE BANKS NAMED HEREIN
AND FROM TIME TO TIME PARTIES HERETO,
as the Banks
and
UNION BANK, N.A.,
as Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

SCHEDULES

Schedule I	—	Banks and Commitments
Schedule II	—	Government Approvals
Schedule III	—	Project Documents
Schedule IV	—	Existing Debt
Schedule V	—	Purchases of Property

EXHIBITS

Exhibit A	—	Form of Note
Exhibit B	—	Form of Consent and Agreement
Exhibit C-1	—	Form of Opinion of Special New York Counsel to the Company and the Guarantor
Exhibit C-2	—	Form of Opinion of the General Counsel of the Guarantor
Exhibit D	—	Form of Security Agreement
Exhibit E	—	Form of Mortgage
Exhibit F	—	Form of Parent Guaranty
Exhibit G	—	Form of Notice of Borrowing
Exhibit H	—	Form of Assignment and Assumption Agreement

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CREDIT AGREEMENT, dated as of March 26, 2009, entered into by and among UNISOURCE ENERGY DEVELOPMENT COMPANY, an Arizona corporation (the “Company”), the Banks named on Schedule I hereto (each, together with its successors and assigns, individually, a “Bank” and collectively, the “Banks”), and UNION BANK, N.A., as administrative agent for the Banks (in such capacity, the “Agent”).
W I T N E S S E T H:
WHEREAS, the Company has requested that the Banks make term loans to the Company for the purposes described herein; and
WHEREAS, the Banks are willing to make such term loans to the Company on the terms and subject to the conditions contained herein.
NOW, THEREFORE, the parties hereto agree as follows:
SECTION 1.
CERTAIN DEFINITIONS, CONSTRUCTION
AND ACCOUNTING PRINCIPLES
SECTION 1.01 Certain Definitions. As used herein, the following terms shall have the following respective meanings (all terms defined in this Section 1.01 and in other provisions of this Agreement used in the singular to have the same meanings when used in the plural and vice versa):
“Additional Costs” shall have the meaning ascribed thereto in Section 6.01(a) hereof.
“Additional Project Document” shall mean each contract, agreement, letter agreement or other instrument to which the Company becomes a party after the date hereof that exceeds $2,000,000 per annum in value (“value” being defined as the greater of (i) amounts payable by the Company thereunder in any calendar year or (ii) the value of the goods and services (including, without limitation, any cash) received by the Company thereunder in any calendar year (as reasonably determined by the Company)), other than any document included in the definition of Project Documents (other than “Additional Project Document”) and any Financing Documents.
“Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum equal to (a) the LIBOR Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Affiliate” shall mean any Person that, directly or indirectly, controls or is controlled by or under common control with the Company. For the purposes of this definition, the concept of “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, shall signify the possession of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise; provided that, in any event, any Person (including the family members of such Person) which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 10% or more of the partnership or other ownership interests of any other Person is deemed to control such corporation or other Person; provided further that no Secured Party shall be deemed to be an Affiliate of the Company.

“Agent” shall have the meaning ascribed thereto in the preamble to this Agreement.
“Agreement” shall mean this Credit Agreement, together with all schedules and exhibits hereto.
“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Reference Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1.0%, and (c) the Adjusted LIBOR Rate for an Interest Period of one month beginning on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%. Any change in the Alternate Base Rate due to a change in the Reference Rate, the Federal Funds Rate or the Adjusted LIBOR Rate shall be effective from and including the effective date of such change in the Reference Rate, the Federal Funds Rate or the Adjusted LIBOR Rate, respectively.
“Alternate Base Rate Loan” shall mean a Loan which bears interest as provided in Section 4.05(a) hereof.
“Applicable Lending Office” shall mean, for each Bank and for each Type of Loan, the lending office of such Bank (or of an affiliate of such Bank) designated for such Type of Loan on the signature pages hereof or such other office of such Bank (or of an affiliate of such Bank) as such Bank may from time to time specify to the Agent and the Company as the office by which its Loans of such Type are to be made and maintained.
“Applicable Margin” shall mean, with respect to any Loan:
(a) for any Alternate Base Rate Loan for any day, 2.0% per annum; and
(b) for any Eurodollar Rate Loan for any day, 3.0% per annum.
Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default (including, without limitation, the failure to pay the principal amount of any Loan or any other amount payable hereunder when due), each of the foregoing Applicable Margins shall be increased by the Post-Default Margin.
“Authorized Officer” shall mean, with respect to any Loan Party, the President, Vice President, Secretary, Assistant Secretary, Treasurer, Assistant Treasurer or other duly authorized representative of such Loan Party whose names appear on a certificate of incumbency delivered concurrently with the execution of this Agreement, and as such certificate of incumbency may be amended or replaced from time to time.
“Bank” shall have the meaning ascribed thereto in the preamble to this Agreement.

“Base Case Projections” shall mean the historical financial information and the financial projections for the Project delivered by the Company to the Agent prior to the Closing Date.
“Borrowing” shall mean a borrowing consisting of Loans of the same Type made on the same date by the Banks.
“Business Day” shall mean any day on which commercial banks are not authorized or required to close in New York, New York or Los Angeles, California and, if such day relates to a Borrowing of, a payment or prepayment of principal of or interest on, or a Conversion of or into, or an Interest Period for, a Eurodollar Rate Loan or a notice by the Company with respect to any such Borrowing, payment, prepayment, Conversion or Interest Period, which day is also a day on which dealings in Dollar deposits are carried out in the London interbank market.
“Capital Expenditures” shall mean, without duplication, with respect to any Person for any Period, any expenditure in respect of the purchase or other acquisition of any asset which would be classified as a fixed or capital asset in accordance with GAAP (excluding normal replacements and maintenance that are properly charged to current operations). For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be.
“Capital Lease Obligations” of any Person means the obligations of such Person and its Subsidiaries to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal Property, or a combination thereof, which obligations are required to be classified and accounted for as Capital Leases, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Capital Lease” means any lease of real or personal Property which is required to be capitalized under GAAP or which is treated as an operating lease under regulations applicable to the Company but which otherwise would be required to be capitalized under GAAP.
“Cash Available for Debt Service” shall mean, for any Period, (a) Project Revenues for such Period less (b) Operation and Maintenance Expenses for such Period.
“Closing Date” shall mean the date on which all of the conditions set forth in Section 7.01 hereof shall have been satisfied or waived by the Banks.
“Closing Distribution” shall mean an amount not greater than $30,000,000.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” shall mean, collectively, the “Collateral” (as defined in the Security Agreement), the “Property” (as defined in the Mortgage) and the Prepayment Account Collateral.

“Commitment” shall mean, with respect to each Bank, the amount identified opposite such Bank’s name on Schedule I attached hereto.
“Company” shall have the meaning ascribed thereto in the preamble to this Agreement.
“Consent and Agreement” shall mean each Consent and Agreement, substantially in the form of Exhibit B to this Agreement or such other form as shall be reasonably acceptable to the Agent, executed in connection with a Project Document for the benefit of the Agent and the other Secured Parties.
“Convert”, “Conversion” and “Converted” each shall refer to a conversion of Loans of one Type into Loans of another Type pursuant to Section 3.03 hereof.
“Debt” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Debt of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Debt of any Person shall include the Debt of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Debt provide that such Person is not liable therefor.
“Default” shall mean an Event of Default or an event that with the giving of notice or lapse of time or both as specified in Section 10 hereof would become an Event of Default.
“Dollars” and “$” shall mean lawful money of the United States of America.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or liability under indemnities), of the Company or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC of any notice of its intent to institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA or the providing of notice by a plan administrator of the intent to terminate any Plan under Section 4041 of ERISA; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar Rate Loan” shall mean a Loan which bears interest as provided in Section 4.05(b) hereof.
“Event of Default” shall have the meaning ascribed thereto in Section 10 hereof.
“EWG” shall mean an “exempt wholesale generator” as such term is defined in PUHCA.
“Excess Cash Flow” shall mean, for any Period, the excess (if any) of (a) all cash received by the Company during such Period from (i) the sale of electricity (including, without limitation, energy, capacity and ancillary services), (ii) interest accrued on, and other income derived from, all accounts, wherever maintained, of the Company, to the extent that such interest has been credited thereto, (iii) the proceeds of any business interruption insurance, and (iv) all other revenues and income, however earned, of the Company during such Period (including, without limitation, all amounts paid to the Company by UNS Electric pursuant to the Power Sales Agreement during such Period) (collectively, the “Project Revenues”) over (b) the sum, without duplication, of (i) the direct operating and maintenance costs of the Plant paid or payable by the Company during such Period (to the extent the Company has not been reimbursed for such costs by UNS Electric pursuant to the Power Sales Agreement or otherwise), (ii) property taxes paid or payable by the Company during such Period, (iii) sales and excise taxes paid or payable by the Company during such Period, (iv) income tax liabilities paid or payable by the Company during such Period pursuant to the UNS Tax Sharing Agreement, (v) amounts paid or payable by the Company during such Period to any of its Affiliates in connection with corporate services provided to the Company by such Affiliates, (vi) all reasonable and necessary Capital Expenditures made by the Company during such Period (to the extent that (A) the Company has not been reimbursed for such expenditures by UNS Electric pursuant to the Power Sales Agreement or otherwise and (B) such Capital Expenditures were not funded, directly or indirectly, by the Guarantor), (vii) all amounts paid or payable by the Company during such Period pursuant to Section 4.05 hereof in respect of interest on outstanding Loans, (viii) all amounts, if any, paid or payable by the Company during such Period under all Interest Rate Protection Agreements, less amounts received by the Company during such Period under any Interest Rate Protection Agreements, and (ix) all amounts paid by the Company during such Period pursuant to Section 4.02(a) hereof in respect of principal of, and interest on, outstanding Loans.
“Federal Funds Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
“Federal Power Act” shall mean the Federal Power Act, 16 U.S.C. § 824 et seq., as amended, and the regulations and orders of FERC thereunder.
“Fee Letter” shall mean that certain letter agreement, dated the date hereof, between the Company and the Agent.
“FERC” shall mean the Federal Energy Regulatory Commission or any successor Governmental Authority.
“FERC Order” shall mean the order of the FERC dated October 31, 2007 issued in Docket Nos. ER07-1232-000 and ER07-1232-001.
“Financing Documents” shall mean, collectively, this Agreement, each Note, the Security Documents, the Fee Letter, the Parent Guaranty and any Interest Rate Protection Agreement between the Company and any Bank (or any Affiliate of a Bank).
“Fiscal Year” shall mean each period of twelve consecutive calendar months ending on December 31.
“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Government Approvals” shall mean any authorizations, consents, approvals, waivers, exemptions, variances, franchises, permissions, permits and licenses of, notices to, and filings and declarations with, any Governmental Authority relating to (i) the ownership, operation or maintenance of the Project, or any part thereof, (ii) the ownership or leasing of or other contractual right with respect to the Project, or any part thereof, (iii) the purchase and sale of electricity produced by the Project, (iv) the purchase and use of fuel in connection with the operation of the Project, or (v) the execution, delivery or performance of any document relating to any of the foregoing (including, without limitation, any Project Document or Financing Document).
“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Ground Lease” shall mean that certain Ground Lease, dated as of March 26, 2009, between the Company and UNS Electric.
“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Debt or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” shall mean UniSource Energy Corporation, an Arizona corporation.
“Guarantor Material Adverse Effect” shall have the meaning assigned to the term “Material Adverse Effect” in the UniSource Credit Agreement (as in effect on the date hereof).
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous pursuant to any Environmental Law.
“Interconnection Agreement” shall mean the Standard Large Generator Interconnection Agreement, dated April 4, 2008, by and between the Company and UNS Electric.

“Interest Coverage Ratio” shall mean, as of the last day of any fiscal quarter of the Company, the ratio of (i) Cash Available for Debt Service for the Period of four (4) consecutive fiscal quarters ending thereon to (ii) Interest Expense for such Period; provided, however, that, for purposes of calculating the Interest Coverage Ratio as of the last day of each of the first three (3) fiscal quarters of the Company that end after the Closing Date, (a) the Cash Available for Debt Service for the numerator of the Interest Coverage Ratio shall be (i) for the Period of four consecutive fiscal quarters ending on June 30, 2009, an amount equal to the Cash Available for Debt Service for the fiscal quarter ending on June 30, 2009 multiplied by four (4), (ii) for the Period of four consecutive fiscal quarters ending on September 30, 2009, an amount equal to the Cash Available for Debt Service for the two consecutive fiscal quarters ending on September 30, 2009 multiplied by two (2), and (iii) for the Period of four consecutive fiscal quarters ending on December 31, 2009, an amount equal to the Cash Available for Debt Service for the three consecutive fiscal quarters ending on December 31, 2009 multiplied by four-thirds (4/3), and (b) the Interest Expense for the denominator of the Interest Coverage Ratio shall be (i) for the Period of four consecutive fiscal quarters ending on June 30, 2009, an amount equal to the Interest Expense for the fiscal quarter ending on June 30, 2009 multiplied by four (4), (ii) for the Period of four consecutive fiscal quarters ending on September 30, 2009, an amount equal to the Interest Expense for the two consecutive fiscal quarters ending on September 30, 2009 multiplied by two (2), and (iii) for the Period of four consecutive fiscal quarters ending on December 31, 2009, an amount equal to the Interest Expense for the three consecutive fiscal quarters ending on December 31, 2009 multiplied by four-thirds (4/3).
“Interest Expense” shall mean, for any Period, the sum of (a) the interest expense, both expensed and capitalized (including, without limitation, the interest component in respect of Capital Lease Obligations), with respect to any Debt of the Company and its Subsidiaries (including, without limitation, the Loans) during such Period, determined on a consolidated basis in accordance with GAAP, plus (b) the net amount payable by the Company and its Subsidiaries under all Interest Rate Protection Agreements in respect of such Period (or minus the net amount receivable by the Company and its Subsidiaries under all Interest Rate Protection Agreements in respect of such Period).
“Interest Payment Date” shall mean:
(a) as to any Alternate Base Rate Loan, each Quarterly Date occurring after such Alternate Base Rate Loan is made or Converted from a Eurodollar Rate Loan and the date on which such Alternate Base Rate Loan is Converted to a Eurodollar Rate Loan; and
(b) as to any Eurodollar Rate Loan, the last day of each Interest Period with respect thereto (and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period (or, if there is no numerically corresponding day in the applicable subsequent calendar month, then on the last day of such month)).
“Interest Period” shall mean, with respect to any Eurodollar Rate Loan:
(a) initially, the period commencing on, as the case may be, the Borrowing or Conversion date with respect to such Eurodollar Rate Loan and ending one, two, three or six months thereafter as specified by the Company in its Notice of Borrowing or its notice of Conversion as provided in Section 3.03 hereof; and
(b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Loan and ending one, two, three or six months thereafter as specified by the Company by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect to such Eurodollar Rate Loans;

provided, however, that the foregoing provisions relating to Interest Periods are subject to the following:
(i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (unless such next succeeding Business Day would fall in a subsequent calendar month, in which event such Interest Period shall end on the next preceding Business Day);
(ii) any Interest Period in respect of any Loan that would otherwise extend beyond the Termination Date shall end on the Termination Date;
(iii) if any Interest Period commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month), such Interest Period shall end on the last Business Day of the appropriate subsequent calendar month; and
(iv) no more than four (4) Interest Periods shall be in effect at the same time.
“Interest Rate Protection Agreement” shall mean an interest rate swap, cap or collar agreement or similar arrangement between the Company and one or more financial institutions providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies, in each case in form and substance reasonably satisfactory to the Agent.
“Laws” shall mean all statutes, laws, ordinances, regulations, orders, writs, injunctions, or decrees of the United States, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Governmental Authority.
“LIBOR Rate” shall mean, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum determined by the Agent at approximately 11:00 a.m., London time, on the date that is two (2) Business Days prior to the commencement of such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Agent which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” with respect to such Eurodollar Rate Loan for such Interest Period shall be the rate per annum at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period would be offered to the Agent in the London interbank market at approximately 12:00 noon, London time, on the date that is two (2) Business Days prior to the beginning of such Interest Period.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall mean a loan by a Bank to the Company pursuant to Section 3.01 hereof, and refers to an Alternate Base Rate Loan or a Eurodollar Rate Loan.
“Loan Parties” shall mean the Company and the Guarantor.
“Majority Banks” shall mean, at any time, Banks who at such time hold at least 51% of the outstanding principal amount of the Loans. Any determination of those Banks constituting the Majority Banks shall be made by the Agent and shall be conclusive and binding on all parties absent manifest error.
“Material Adverse Effect” shall mean a material adverse effect on (i) the properties, business, operations, financial condition or assets of the Company, (ii) the Project, (iii) the Company’s ability to perform its obligations under this Agreement, the Notes or any other Transaction Document to which it is a party, (iv) the validity or enforceability of this Agreement or any other Financing Document, or (v) the rights or remedies of the Agent and the other Secured Parties under this Agreement or any other Financing Document.
“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.
“Mortgage” shall mean the Leasehold Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of the date hereof, by the Company in favor of Pioneer Title Agency, Inc., as trustee, for the benefit of the Agent, as beneficiary, substantially in the form of Exhibit E to this Agreement.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Note” shall have the meaning ascribed thereto in Section 4.08 hereof.
“Notice of Borrowing” shall have the meaning ascribed thereto in Section 5.01 hereof.
“Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to the Agent, the Banks or any other Secured Party of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of this Agreement or any of the other Financing Documents, including all accrued and unpaid interest, fees, charges, expenses, indemnity obligations, attorneys’ fees and accountants’ fees chargeable to the Company and payable by the Company hereunder or thereunder.
“Operation and Maintenance Expenses” shall mean, collectively, for any Period, clauses (b)(i) through (b)(vi), inclusive, of the definition of “Excess Cash Flow” contained in this Section 1.01.
“Other Taxes” shall have the meaning ascribed thereto in Section 5.04(b) hereof.

“Parent Guaranty” shall mean the Guaranty Agreement, dated as of the date hereof, by the Guarantor in favor of the Agent, substantially in the form of Exhibit F to this Agreement.
“Participant” shall have the meaning ascribed thereto in Section 14.01 hereof.
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Period” shall mean, as the context requires, a fiscal year, fiscal quarter, calendar quarter, calendar month or specified number of fiscal quarters, calendar quarters or calendar months of the Company.
“Permitted Exceptions” shall mean those matters listed on Schedule B to the title insurance policy issued by the Title Insurer on the Closing Date and thereafter such other title exceptions as the Agent may have approved in writing.
“Permitted Investments” shall mean:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 24 months from the date of acquisition thereof;
(b) securities issued by any state of the United States or any political subdivision or public instrumentality of any such state having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s;
(c) investments in commercial paper maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-2 or P-2 from S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 12 months from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a), (b), (c) or (d) above and entered into with a financial institution satisfying the criteria described in clause (d) above or a securities dealer of nationally recognized standing; and

(f) shares of investment companies that are registered under the Investment Company Act of 1940 and invest solely in one or more of the types of securities described in clauses (a) through (e) above.
“Permitted Liens” shall mean:
(a) Liens in connection with workmen’s compensation, unemployment insurance or other social security or old age pension obligations;
(b) Liens for taxes, assessments or governmental charges which are not yet due or which are being contested in good faith by appropriate proceedings and which do not materially impair the value or marketability of the security granted pursuant to the Security Documents (unless by such contest the Liens of the Security Documents may be materially endangered or any material portion of the Project may become subject to a material risk of loss or forfeiture);
(c) legal or equitable encumbrances deemed to exist by reason of the existence of any litigation or other legal proceeding if the same is being contested in good faith by appropriate proceedings (excluding any attachment prior to judgment, judgment lien or attachment in aid of execution on a judgment and unless by such contest the Lien of the Security Documents may be materially endangered or any material portion of the Project may become subject to a material risk of loss or forfeiture);
(d) mechanic’s, workmen’s, materialmen’s, construction or other like Liens arising in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not overdue for a period of more than thirty (30) days, for which a bond (satisfactory to the Agent) in the full amount thereof has been posted or adequate cash reserves set aside or which are being contested in good faith (unless by such contest the Liens of the Security Documents may be materially endangered or any material portion of the Project may become subject to a material risk of loss or forfeiture);
(e) the Permitted Exceptions;
(f) Liens created pursuant to the Security Documents;
(g) purchase money security interests in respect of Debt (including Capital Lease Obligations) in the aggregate not exceeding $2,000,000 at any time outstanding contemplated by Section 9.01(c) hereof;
(h) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(i) ground leases, easements and joint use agreements in respect of real property on which facilities owned or leased by the Company are located (other than the Premises), and which in each case, do not interfere in any material respect with the business of the Company;

(j) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by any Financing Document and which in each case, do not interfere in any material respect with the business of the Company;
(k) Liens incurred by the licensing of trademarks by the Company to others in the ordinary course of business;
(l) leases or subleases granted to others (other than with respect to the Project), not interfering in any material respect with the business of the Company;
(m) easements, licenses, restrictions, exceptions, reservations or other outstanding interests in or against any property and/or rights-of-way of the Company created or existing by way of, or for the purpose of, public highways, private roads, railroads, railroad sidetracks, pipelines, coal-hauling facilities, ash disposal facilities and fuel-handling activities used in connection with the operation of a generating unit, gas transportation lines, transmission lines, distribution lines, telegraph or telephone lines, mains, ditches, canals and other like purposes; water rights of any Governmental Authorities or other Person; and building and use restrictions, and which in each case, do not interfere in any material respect with the business of the Company;
(n) any obligations or duties affecting the property of the Company to any Governmental Authority with respect to any franchise, grant, license or permit from such Governmental Authority;
(o) defects in title to overflow and flood lands and rights, and in title to rights-of-way for roads, transmission lines, distribution lines, mains, ditches, canals, telegraph or telephone lines, railroads, railroad sidetracks or for other purposes of the Company over public or private property, none of which materially impair the use of the property affected thereby;
(p) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase or recapture or to designate a purchaser of any of the property of the Company or otherwise to control or regulate any property of the Company and which in each case, do not interfere in any material respect with the business of the Company;
(q) rights granted or created or burdens assumed by the Company under agreements for the joint use of poles and equipment, and similar agreements; and burdens created under any law or governmental regulation or permit requiring the Company to maintain certain facilities or perform certain acts as a condition of the Company’s occupancy of or interference with any public lands or any river or stream or navigable waters or bridge or highway and which in each case, do not interfere in any material respect with the business of the Company;

(r) any right of use, ingress, egress, partition, easement, license or reservation, contractual or otherwise, of any common owner in any property, plant, system or facility owned by the Company with another party; and any lien securing indebtedness of any such common owner, neither payable by, nor assumed nor guaranteed by, the Company, existing as to any undivided interest of such other common owner in such common owned property and which in each case, do not interfere in any material respect with the business of the Company; and
(s) additional Liens so long as the aggregate principal amount of the obligations secured by such Liens does not exceed $2,000,000.
“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Plant” shall mean the 90-megawatt, simple-cycle gas-fired electric generation station located on the Premises, known as the Black Mountain Generating Station.
“Post-Default Margin” shall mean 2.00% per annum.
“Post-Default Rate” shall mean, in respect of any principal of any Loan or any other amount payable by the Company under this Agreement or any other Financing Document which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum commencing on the due date thereof until such amount is paid in full equal to the Alternate Base Rate in effect from time to time plus the Applicable Margin (provided that, if such amount in default is principal of a Eurodollar Rate Loan and the due date is a day other than the last day of the Interest Period therefor, the “Post-Default Rate” for such principal shall be, for the period commencing on the due date and ending on the last day of the Interest Period therefor, the interest rate for such Loan as provided in Section 4.05 hereof and, thereafter, the rate provided for in this definition).
“Power Sales Agreement” shall mean the Power Purchase and Sale Agreement dated as of March 3, 2008 between UNS Electric and the Company.
“Premises” shall have the meaning ascribed thereto in the Mortgage.
“Prepayment Account” shall have the meaning ascribed thereto in Section 4.02(e) hereof.
“Prepayment Account Collateral” shall have the meaning ascribed thereto in Section 4.02(e) hereof.
“Principal Office” shall mean the principal office of Union Bank, presently located at 445 South Figueroa Street, Los Angeles, California 90071.

“Process Agent” shall have the meaning ascribed thereto in Section 15.11 hereof.
“Project” shall mean, collectively, the Plant and the Premises.
“Project Documents” shall mean, collectively, (a) the Power Sales Agreement, (b) the Ground Lease, (c) the Interconnection Agreement and (d) each Additional Project Document, if any.
“Project Revenues” shall have the meaning ascribed thereto in the definition of “Excess Cash Flow” contained in this Section 1.01.
“Property” shall mean any interest in any kind of property or asset, whether real, personal or mixed, moveable or immoveable, tangible or intangible, including without limitation cash, securities, accounts and contract rights.
“Proportionate Share” shall mean, with respect to each Bank, the ratio of (i) such Bank’s Commitment to (ii) the Total Commitments (or, in the event that the Commitments have terminated, the ratio of (A) the aggregate outstanding principal amount of all Loans made by such Bank to (B) the aggregate outstanding principal amount of all Loans).
“Prudent Industry Practices” shall mean those practices, methods, equipment, techniques, specifications and standards of safety and performance that are commonly used from time to time by electric generation stations in the United States of America as good, safe and prudent engineering and operating practices, which, in the exercise of reasonable judgment in light of facts known at the time the decision was made, could have been expected to accomplish a desired result at a reasonable cost in connection with the operation, maintenance, repair and use of electric generating and other equipment, facilities and improvements of such electrical generation stations, with commensurate standards of safety, performance, dependability, efficiency and economy having due regard for applicable Laws and Government Approvals, and considering the state in which the Project is located and the type and size of the Project. “Prudent Industry Practices” is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to a spectrum of possible practices, methods or acts having due regard for, among other things, applicable Laws and Government Approvals.
“PUHCA” shall mean the Public Utility Holding Company Act of 2005, as amended, and the regulations and orders of FERC thereunder.
“Quarterly Dates” shall mean the last day of each March, June, September and December, the first of which Quarterly Dates shall be June 30, 2009, provided that, if any such date is not a Business Day, the relevant Quarterly Date shall be the next succeeding Business Day.
“Reference Rate” shall mean the variable rate of interest per annum established by Union Bank from time to time as its “reference rate”. Such “reference rate” is set by Union Bank as a general reference rate of interest, taking into account such factors as Union Bank may deem appropriate, it being understood that many of Union Bank’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Union Bank may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such “reference rate”.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time, or any other regulation in substance substituted therefor.
“Regulatory Change” shall mean, with respect to any Bank, any change after the date of this Agreement in United States federal, state or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
“Reserve Requirement” shall mean, for any Eurodollar Rate Loan for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System with deposits exceeding one billion Dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.
“Secured Parties” shall mean the Agent, the Banks, and any Bank (or Affiliate of any Bank) party to any Interest Rate Protection Agreement.
“Security Agreement” shall mean the Security Agreement, dated as of the date hereof, between the Company and the Agent, substantially in the form of Exhibit D attached hereto.
“Security Documents” shall mean, collectively, the Mortgage, the Security Agreement and each Consent and Agreement.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Bank under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subordinated Debt” means unsecured Debt of the Company subordinated in right of payment to the Obligations.

“Subsidiary” shall mean, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by said Person (whether directly or through one or more other Subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person’s vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity.
“Taxes” shall have the meaning ascribed thereto in Section 5.04(a) hereof.
“Termination Date” shall mean March 24, 2010.
“Title Insurer” shall mean Pioneer Title Agency, Inc., as agent for First American Title Insurance Company, or such other title insurance company approved by the Agent to insure the priority of the Lien of the Mortgage.
“Total Commitments” shall mean the aggregate amount of the Commitments of the Banks, which amount as of the Closing Date is equal to $30,000,000.
“Transaction Documents” shall mean, collectively, the Project Documents and the Financing Documents.
“Type” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurodollar Rate or the Alternate Base Rate (provided that, for the avoidance of doubt, Loans and Borrowings the interest rate with respect to which is determined by reference to the Adjusted LIBOR Rate by operation of clause (c) of the definition of Alternate Base Rate herein shall be considered Loans or Borrowings, the interest rates with respect to which are determined by reference to the Alternate Base Rate).
“UCC” means the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York, provided, however, in the event that, by reason of mandatory provisions of law, the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority of such Collateral and for purposes of definitions related to such provisions.
“Union Bank” shall mean Union Bank, N.A., a national banking association.
“UniSource Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of August 11, 2006, as amended by Amendment No. 1 thereto, dated as of September 16, 2008, and Amendment No. 2 thereto, dated as of February 26, 2009, among the Guarantor, the Lenders party thereto, The Bank of New York Mellon (formerly known as The Bank of New York) and JPMorgan Chase Bank, N.A., as Co-Syndication Agents, Wells Fargo Bank, National Association and ABN AMRO Bank N.V., as Co-Documentation Agents, and Union Bank, N.A. (formerly known as Union Bank of California, N.A.), as Administrative Agent.

“UNS Electric” shall mean UNS Electric, Inc., an Arizona corporation.
“UNS Tax Sharing Agreement” shall mean the Tucson Electric Power Company and Subsidiaries Income Tax Allocation Policy & Procedures, Effective Date: January 1, 1997, as the same may be amended, supplemented, replaced or otherwise modified from time to time. The Company acknowledges and agrees that references in the UNS Tax Sharing Agreement (as in effect on the Closing Date) to “TEP” and the “TEP Group” have been, and will continue to be, deemed to comprise the Guarantor and the Guarantor and its Subsidiaries, respectively.
“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02 Construction.
(a) Unless otherwise indicated, each reference in this Agreement to a specific time of day is a reference to Los Angeles, California time. In the computation of periods of time under this Agreement, any period of a specified number of days or months shall be computed by including the first day or month occurring during such period and excluding the last such day or month. Unless the context requires otherwise, in the case of a period of time “from” a specified date “to” or “until” a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.
(b) Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference in this Agreement to any of the Project Documents or Financing Documents or any other agreement, instrument or document shall be construed as referring to such Project Document, Financing Document, agreement, instrument or document as amended, supplemented, restated, replaced or otherwise modified and in effect from time to time (subject to any restrictions on such amendments, supplements, restatements, replacements or modifications set forth herein or in any other Project Document or Financing Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) references to any Law are to be construed as including all provisions consolidating, amending or replacing such Law, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement.

SECTION 1.03 Accounting Principles and Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (including the effects of the application or discontinuance of the application of accounting for the effects of regulation to all or any portion of the Company’s operations), or if the Agent notifies the Company that the Majority Banks request an amendment to any provision hereof for such purpose, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
SECTION 2.
REPRESENTATIONS AND WARRANTIES
To induce the Banks to enter into this Agreement and to make the Loans to the Company under the provisions hereof, and in consideration thereof, the Company represents and warrants to each Bank and the Agent as follows:
SECTION 2.01 Corporate Existence and Business. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and is duly qualified to do business in each other jurisdiction in which the conduct of its business or the ownership or lease of its assets and ownership and operation of the Project requires such qualification and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The Articles of Incorporation of the Company has been duly filed with the Arizona Corporation Commission, and no other filing, recording, publishing or other act is necessary or appropriate in connection with the existence of the Company except those which have been duly made or performed. The Company is currently engaged solely in the business of owning the Project and activities reasonably related thereto. The Guarantor is the sole stockholder of the Company.
SECTION 2.02 Litigation. There is no action, suit, investigation or proceeding pending or, to the best knowledge of the Company, threatened before any Governmental Authority against or affecting the Company or any properties or rights of the Company as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has not violated, and is not in default with respect to, any judgment, order, writ, injunction, decree, rule or regulation of any Governmental Authority where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 2.03 Conflicting Agreements and Other Matters. The Company is not in default in the performance of any obligation, covenant, or condition in any agreement to which it is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect. The Company is not a party to any contract or agreement or subject to any charter or other legal restriction that could reasonably be expected to have a Material Adverse Effect. Neither the execution and delivery of any of the Financing Documents, nor the fulfillment of and compliance with their respective terms and provisions, will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien (except those created by the Financing Documents) upon any of the properties or assets of the Company pursuant to, (i) the articles of incorporation of the Company or its by-laws, (ii) any Governmental Approval, (iii) any judgment, order, writ, injunction or decree of any court or other Governmental Authority, (iv) any award of any arbitrator, or (v) any agreement (including, without limitation, any Project Document), lease, indenture, instrument or Law to which the Company is subject, except, with respect to the foregoing clauses (ii), (iii), (iv) and (v), for such conflicts, breaches, defaults or violations that, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 2.04 Compliance with Law. The Company is in compliance with all Laws applicable to it, except to the extent that the failure to comply therewith would not, individually or in the aggregate, have a Material Adverse Effect. The Project is in compliance with all applicable zoning, environmental protection, use and building codes, laws, regulations and ordinances, except where such noncompliance could not reasonably be expected to have a Material Adverse Effect. The Company has no knowledge of any violations of any laws, ordinances, codes, requirements or orders of any Governmental Authority affecting the Project, which violation could reasonably be expected to have a Material Adverse Effect.
SECTION 2.05 Authorization; Enforceability. The Company has full corporate power, authority and legal right to incur the obligations provided for in the Transaction Documents to which the Company is a party, and to perform the terms thereof. The Transaction Documents to which the Company is a party have been duly authorized, executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors rights generally and subject to any equitable principles limiting the right to obtain specific performance of any such obligation. No other consent of any other Person, except for (i) the Agent and the Banks and (ii) such consents that have been obtained and are in full force and effect, is required as a prerequisite to the validity and enforceability of the Transaction Documents.
SECTION 2.06 Government Approvals and Other Consents and Approvals. The Company has obtained, or will obtain as and when required by applicable Laws (except where the failure to do so could not reasonably be expected to have a Material Adverse Effect), all necessary franchises, permits, licenses, and other rights to allow it to conduct the business it conducts and proposes to conduct, including all franchises, permits, licenses, exemptions, and other rights and approvals necessary to own, improve, equip, operate, and maintain the Project, none of which contains, and the Company has no reason to believe any will contain, as the case may be, any terms, conditions, or provisions which will adversely affect or impair the Project in any material way. No Government Approvals or other consents or approvals are required in connection with (a) the participation by the Company in the transactions contemplated by this Agreement and the other Financing Documents, or the execution, delivery and performance by the Company of the Financing Documents to which it is a party, (b) the construction, use, ownership or operation of the Project in compliance with all applicable Environmental Laws (except where the failure to do so could not reasonably be expected to have a Material Adverse Effect), or (c) the grant by the Company of the Liens created pursuant to the

Security Documents, the validity, enforceability or perfection of such Liens or the exercise by the Agent of its rights and remedies thereunder, except for such Government Approvals (including, without limitation, the FERC Order) or other consents or approvals that have been duly obtained, were validly issued and are in full force and effect and not subject to appeal or reconsideration. All of the Government Approvals necessary for the ownership, operation and maintenance of the Project as contemplated by the Transaction Documents are set forth in Schedule II hereto and have been duly obtained, were validly issued and are in full force and effect and not subject to appeal or reconsideration. There is no proceeding pending or, to the knowledge of the Company, threatened against the Company that seeks, or could reasonably be expected, to rescind, terminate, modify (in a materially adverse manner) or suspend any such Government Approval. The Company has no reason to believe that any Government Approvals which have not been obtained by the Company as of the date of this Agreement, but which will be required in the future, will not be granted to it in due course.
SECTION 2.07 Ownership of Property; Liens. The Company has (a) good and marketable title in fee simple to the portion of the Project, and to all real property and interests therein, purported to be owned by it and necessary for the Project, (b) valid leasehold interests in the portion of the Project leased by it, and (c) good title to all other Collateral, in each case free and clear of all Liens except Permitted Liens. On and after the Closing Date, no mortgage or financing statement or other instrument or recordation covering all or any part of the Collateral shall be on file in any recording office, except (i) such as may have been filed in favor of the Agent, and (ii) such as may have been filed in respect of Permitted Liens. The Company has been granted and has good title, free and clear of all Liens other than Permitted Exceptions, to all easements existing or required to be obtained by the Company for access to, and/or operation of, the Project. Except for the Ground Lease, there are no leases, licenses or other occupancy agreements, whether written, oral or otherwise, relating to any portion of the Premises.
SECTION 2.08 Purposes. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by the Agent, the Company will furnish to the Agent a statement in conformity with the requirements of Federal Reserve Form U-1, referred to in Regulation U, to the foregoing effect. Neither the Company nor any agent acting on its behalf has taken or will take any action which might cause this Agreement or the Notes to violate any regulation of the Board of Governors of the Federal Reserve System (including Regulations T, U and X) or to violate any securities laws, state or federal, in each case as in effect now or as the same may hereafter be in effect.
SECTION 2.09 Investment Company Act. The Company is not and will not become an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended, or an investment adviser, within the meaning of the Investment Advisers Act of 1940, as amended.

SECTION 2.10 Security Documents. Upon delivery thereof, the Security Documents will be effective to create, in favor of the Agent, a legal, valid and enforceable (except as enforceability may be affected by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by such general principles of equity as may affect the availability of equitable remedies) Lien on and security interest in all of the Collateral and, on or prior to the Closing Date, all necessary and appropriate recordings and filings will have been duly effected in all appropriate public offices so that the Lien and security interest created by the Security Documents will constitute a perfected first Lien on and perfected first security interest in all right, title, estate and interest of the Company in and to the Collateral described therein (other than any item of Collateral as to which a security interest cannot be perfected by filing under the UCC or recording in the real estate records of the county in which the Premises are located), prior and superior to all other Liens and security interests, existing or future, subject to Permitted Liens.
SECTION 2.11 Anti-Terrorism Laws.
(a) Neither the Company nor, to the knowledge of the Company, any of its Affiliates is in violation of any Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
(b) Neither the Company nor, to the knowledge of the Company, any of its Affiliates is any of the following:
(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed on the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii) a Person with whom the Company is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v) a Person that is named as a “specially designated national or blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.
(c) Neither the Company nor, to the knowledge of the Company, any of its Affiliates (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b)(i), (ii), (iii) or (v) above or, to the knowledge of the Company, clause (b)(iv) above; (ii) deals in, or otherwise engages in any transaction relating to, any Property or interest in Property blocked pursuant to the Executive Order; or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purposes of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(d) No broker or other agent is acting for the benefit of the Company or any of its Affiliates, or benefiting in any capacity, in each case in connection with the Financing Documents.
SECTION 2.12 Leases. The Company enjoys peaceful and undisturbed possession of the leasehold estate under all leases necessary for the ownership and operation of the Project, none of which contains any unusual or burdensome provisions that could reasonably be expected to result in a Material Adverse Effect. All such leases are valid and subsisting and are in full force and effect.
SECTION 2.13 Public Utility Status.
(a) The Company is an EWG. The Company will be subject to the compliance requirements under PUHCA applicable to an EWG and an owner or operator of an “eligible facility” (as such term is defined in PUHCA), and also will be considered an “electric utility company”, “public utility” and “public-utility company” under PUHCA.
(b) The Company has “market-based rate authority” approval from FERC with authority to sell wholesale electric power at market-based rates and with all required waivers of regulations and authorizations as have been granted by FERC, and such “market-based rate authority” is not, to the knowledge of the Company, subject to any actual or threatened revocation, limitation, or administrative or judicial proceeding. The Company is not subject to regulation under the laws of the State of Arizona respecting the rates of electric utilities or the financial or organizational activities of electric utilities.
(c) None of the Secured Parties, nor any of their respective Affiliates, will, solely by reason of (i) the ownership, operation and maintenance of the Project by the Company or UNS Electric (as applicable), (ii) the making of the Loans hereunder, (iii) the securing of the Obligations by Liens on the Project and the Collateral, or (iv) any other transaction contemplated by this Agreement or any of the other Transaction Documents (subject to the immediately succeeding sentence), be deemed by any Governmental Authority having jurisdiction to be subject to financial, organizational or rate regulation as an “electric utility”, “electric corporation”, “electrical company”, “public utility”, “public utility company”, “public utility holding company” or any similar entity under any applicable Laws, or be deemed to be subject to regulation as a “public-utility company”, an “electric utility company”, or a “holding company”, or a “subsidiary company” or “affiliate” of either of the foregoing within the meaning of PUHCA or as a “public-utility”, an “electric utility”, or a “transmitting utility” within the meaning of the Federal Power Act, except that (x) a Secured Party or an Affiliate thereof may be subject to (1) Section 203(a)(2) of the Federal Power Act if it is otherwise a “holding company” as that term is defined under PUHCA or (2) Section 203(a)(1)(c) of the Federal Power Act if it is otherwise a “public utility” as that term is defined in the Federal Power Act, or (y) if a Secured Party or an Affiliate thereof will be the owner or operator of, or control, the Company, the Plant or the Company’s FERC-jurisdictional facilities upon the exercise of remedies under the Security Documents, such Person may be subject to regulation under the Federal Power Act and PUHCA.

SECTION 2.14 Material Agreement and Licenses. No licenses, trademarks, patents or agreements with respect to the usage of technology other than those already obtained and those constituting Government Approvals are necessary for the ownership, operation and maintenance of the Project.
SECTION 2.15 Environmental Matters.
(a) Environmental Laws. Neither the Project nor any Property of the Company nor the operations currently conducted thereon by the Company or UNS Electric or, to the actual knowledge of the Company, by any prior owner or operator thereof, violate any applicable order of any court or other Governmental Authority or applicable Environmental Laws, which violation could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to result in remedial obligations having a Material Adverse Effect assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the Project or the relevant Property.
(b) No Litigation. Without limitation of subsection (a) above, neither the Project nor any Property of the Company nor the operations currently conducted thereon by the Company or UNS Electric or, to the actual knowledge of the Company, by any prior owner or operator thereof, are the subject of any existing, pending or, to the knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by or before any court or other Governmental Authority or subject to any remedial obligations under applicable Environmental Laws, which action, suit, investigation, inquiry or proceeding could reasonably be expected to have a Material Adverse Effect or could reasonably be expected to result in remedial obligations having a Material Adverse Effect assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the Project or the relevant Property.
(c) Notices, Permits, etc. All notices, permits, licenses or similar authorizations, if any, required to be obtained or filed by the Company in connection with the ownership, operation or use of the Project, and any and all other Property of the Company, including but not limited to present, or, to the actual knowledge of the Company, past, treatment, storage, disposal or release of any Hazardous Materials into the environment, have been duly obtained or filed, except to the extent the failure to obtain or file such notices, permits, licenses or similar authorizations could not reasonably be expected to have a Material Adverse Effect and could not reasonably be expected to result in remedial obligations having a Material Adverse Effect assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the Project or the relevant Property.
(d) Hazardous Materials Carriers. All Hazardous Materials generated at the Project by the Company or UNS Electric or, to the actual knowledge of the Company, by any prior owner or operator thereof, and at any and all Property of the Company, have in the past been transported, treated and disposed of only by carriers maintaining valid permits under any applicable Environmental Laws, except to the extent the failure to have such Hazardous Materials transported, treated or disposed by such carriers could not reasonably be expected to have a Material Adverse Effect, and only at treatment, storage and disposal facilities maintaining valid permits under any applicable Environmental Laws, which carriers and facilities have been and are operating in compliance with such permits, except to the extent the failure to have such Hazardous Materials treated, stored or disposed at such facilities, or the failure of such carriers or facilities to so operate, could not reasonably be expected to have a Material Adverse Effect and could not reasonably be expected to result in remedial obligations having a Material Adverse Effect assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the Project or the relevant Property.

(e) Hazardous Materials Disposal. The Company has taken all reasonable steps necessary to determine and has determined that no Hazardous Materials have been disposed of or otherwise released and, to the knowledge of the Company, there has been no threatened release of any Hazardous Materials on or to the Project or any Property of the Company, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect and could not reasonably be expected to result in remedial obligations having a Material Adverse Effect assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the Project or the relevant Property.
(f) No Contingent Liability. The Company is not subject to any actual or contingent liability, existing or inchoate, under any Environmental Laws, other than such liabilities at any one time and from time to time that (i) could not reasonably be expected to exceed $1,000,000 in the aggregate in excess of applicable insurance coverage and for which adequate reserves for the payment thereof as required by GAAP have been provided, and (ii) could not reasonably be expected to result in remedial obligations having a Material Adverse Effect assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to the Project or the relevant Property.
SECTION 2.16 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Guarantor Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by an amount that has resulted or could reasonably be expected to result in a Guarantor Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that has resulted or could reasonably be expected to result in a Guarantor Material Adverse Effect.
SECTION 2.17 Disclosure. None of this Agreement, any other Financing Document or any writing (other than the Base Case Projections) furnished to the Agent or any other Secured Party by or on behalf of the Company in connection herewith or therewith contains any untrue statement of a material fact, and such Financing Documents and writings, taken as a whole, do not omit to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Company which materially adversely affects, or in the future could reasonably be expected to materially adversely affect, the business, property, assets or financial condition of the Company or the ability of the Company to perform its obligations under the Transaction Documents which has not been set forth in this Agreement, in the other Financing Documents or in other documents furnished to the Agent by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby. The historical financial information contained in the Base Case Projections is true and correct. The financial projections contained in the Base Case Projections were (i) to the extent prepared by the Company, prepared in good faith based upon assumptions that were reasonable at the time such projections were prepared, and (ii) to the extent prepared by a Person other than the Company, to the best of the Company’s knowledge, prepared in good faith based upon assumptions that were reasonable at the time such projections were prepared.

SECTION 2.18 Subsidiaries. The Company has no Subsidiaries.
SECTION 2.19 No Default. The Company is not in default under or with respect to any Project Document or other material agreement, lease or instrument to which the Company is a party or by which it or its Properties may be bound. To the actual knowledge of the Company, no other party to any Project Document is in default under any material covenant or obligation set forth therein. No Default has occurred and is continuing.
SECTION 2.20 Taxes. The Company has filed or caused to be filed all tax returns that are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against the Company or any of its assets and all other taxes, fees or other charges imposed on the Company by any Governmental Authority (other than taxes and assessments the payment of which are being contested in good faith by the Company and adequate reserves, in the aggregate, for the payment of which have been set aside) and no tax Liens (other than Permitted Liens) have been filed and no claims are being asserted with respect to any such taxes, fees or other charges.
SECTION 2.21 Delivery of Project Documents. The Agent has received a true and complete copy of each Project Document (including all exhibits, schedules and disclosure letters referred to therein or delivered pursuant thereto, if any, and any and all amendments or modifications thereto). Except as permitted pursuant to Section 9.06 hereof, none of the Project Documents has been amended, modified or terminated, and all of the Project Documents are in full force and effect. Except for the Project Documents, the Financing Documents and the other agreements listed in Schedule III hereto, the Company is not a party to any contract, indenture, mortgage, instrument or other agreement that (a) evidences or secures Debt of the Company or any Affiliate of the Company in each case having a principal amount (contingent or otherwise) that exceeds $2,000,000 or (b) exceeds $2,000,000 per annum in value (“value” being defined as the greater of (i) amounts payable by the Company thereunder in any calendar year or (ii) the value of the goods and services (including, without limitation, any cash) received by the Company thereunder in any calendar year (as reasonably determined by the Company)).

SECTION 2.22 Financial Condition. The unaudited balance sheet and related statements of income and cash flows of the Company for the fiscal year ended December 31, 2008 and the most recent financial statements delivered by the Company pursuant to Section 8.09(a) hereof present fairly, in all material respects, the financial position and results of operations and cash flows of the Company as of such dates and for such periods in accordance with GAAP, as applied on a consistent basis, subject to year-end audit adjustments and the absence of footnotes in the case of the statements delivered pursuant to Section 8.09(a) hereof. The Company did not have, at the date of the most recent balance sheet referred to above, any guarantee, contingent liability or liability for taxes, or any long-term lease or unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which, in any case, was material to the Company and which was not reflected in the foregoing statements or in the notes thereto. During the period from December 31, 2008 to and including the Closing Date there has been no sale, transfer or other disposition by the Company of any part of its business or Property, and, except as set forth in Schedule V hereto, no purchase or other acquisition of any business or Property (including any equity interests of any other Person), which, in either case, is material in relation to the financial condition of the Company at December 31, 2008. Since December 31, 2008, there has been no event or change in facts or circumstances affecting the Company or the Project that individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.
SECTION 3.
LOANS
SECTION 3.01 Loans. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make Loans to the Company in a single advance on the Closing Date in an aggregate principal amount up to but not exceeding the amount of such Bank’s Commitment. Subject to the terms and conditions of this Agreement, the Company may borrow the Loans made under this Section 3.01 by means of Alternate Base Rate Loans and/or Eurodollar Rate Loans, and such Loans may be Converted pursuant to Section 3.03 hereof. Amounts repaid or prepaid in respect of the Loans may not be reborrowed.
SECTION 3.02 Interest Rate Determination and Protection.
(a) The Agent shall give prompt notice to the Company and the Banks of the applicable interest rate determined by the Agent for purposes of Section 4.05(b) hereof.
(b) If the Agent shall determine, in good faith, that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for any Eurodollar Rate Loans,
(i) the Agent shall forthwith notify the Company and the Banks as promptly as practicable that the interest rate cannot be determined for such Eurodollar Rate Loans and any request for a Eurodollar Rate Loan shall be deemed to be a request for an Alternate Base Rate Loan hereunder,
(ii) each such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Loan, and
(iii) the obligation of the Banks to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist.

(c) If, with respect to any Eurodollar Rate Loans, the Majority Banks notify the Agent reasonably and in good faith that the Adjusted LIBOR Rate for any Interest Period for such Eurodollar Rate Loans will not adequately and fairly reflect the cost to such Majority Banks of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, the Agent shall forthwith so notify the Company and the Banks, as promptly as practicable, whereupon
(i) each such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Loan and any request for a Eurodollar Rate Loan shall be deemed to be a request for an Alternate Base Rate Loan hereunder, and
(ii) the obligation of the Banks to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Agent shall notify the Company and the Banks that the circumstances causing such suspension no longer exist.
(d) If the Company shall fail to select the duration of any Interest Period for any Eurodollar Rate Loan in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01 hereof, the Agent will forthwith so notify the Company and the Banks and such Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into an Alternate Base Rate Loan.
(e) Upon the occurrence and during the continuance of an Event of Default, each Eurodollar Rate Loan shall be Converted to a Alternate Base Rate Loan at the end of the Interest Period therefor.
SECTION 3.03 Conversion Option. The Company may, on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (Los Angeles, California time) on (a) the third Business Day prior to the date of any proposed Conversion into a Eurodollar Rate Loan or (b) the same Business Day of any proposed Conversion into an Alternate Base Rate Loan, and subject to the provisions of Sections 6.02 and 6.03 hereof, Convert any Loans of one Type into Loans of another Type; provided, however, that (i) any Conversion of any Eurodollar Rate Loans into Alternate Base Rate Loans shall (except as contemplated by Section 6.02 hereof) be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Loans, (ii) no Conversion into Eurodollar Rate Loans shall be permitted when any Default has occurred and is continuing and (iii) partial Conversions shall be in an aggregate principal amount of at least $1,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (A) the date of such Conversion, (B) the Loans to be Converted, and (C) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Loan.

SECTION 4.
TERMS APPLICABLE TO THE LOANS
SECTION 4.01 The Commitments. As of the Closing Date, the amount of the Total Commitments is $30,000,000. The Commitments of the Banks shall terminate in whole on the Closing Date immediately after the making of the Loans pursuant to Section 3.01.
SECTION 4.02 Payments and Prepayments.
(a) Optional Prepayments. The Company may, subject to Section 6.03 hereof, prepay the Loans in whole or in part in the aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof, upon at least three (3) Business Days’ prior written notice by the Company to the Agent in the case of Eurodollar Rate Loans and at least one (1) Business Day’s prior written notice to the Agent in the case of Alternate Base Rate Loans (in each case, each such notice to the Agent to be irrevocable), specifying the date and amount of such prepayment, and whether the prepayment is of Eurodollar Rate Loans or Alternate Base Rate Loans (or a combination thereof). If such notice is given, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any amount payable pursuant to Section 6.03 hereof (but without any other premium or penalty). Subject to the terms and conditions of this Agreement, the Company may borrow Loans under Section 3.01 hereof and prepay any such Loans to the extent permitted by this Section 4.02(a).
(b) Mandatory Payments and Prepayments.
(i) Repayment at Maturity. On the Termination Date, the Company shall repay in full the outstanding principal amount of the Loans, together with accrued and unpaid interest thereon, and all other Obligations payable to the Banks under this Agreement and the other Financing Documents.
(ii) Excess Cash Flow. (A) No later than the date that occurs twenty (20) Business Days after each Quarterly Date, the Company shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of the Excess Cash Flow for the calendar quarter ended on such Quarterly Date, calculated on the basis of preliminary financial statements for such calendar quarter. On or before the date of each such prepayment pursuant to subclauses (A) and (B) hereof, the Company will furnish to the Agent a certificate of an Authorized Officer of the Company setting forth reasonably detailed calculations of such Excess Cash Flow; and (B) together with the unaudited quarterly financial statements delivered pursuant to Section 8.09(a) hereof, the Company shall prepay the outstanding principal amount of the Loans in an amount equal to the excess of (1) Excess Cash Flow calculated on the basis of such quarterly financial statements over (2) Excess Cash Flow as previously calculated pursuant to Section 4.02(b)(ii)(A) hereof. If the Company shall have previously overpaid amounts owing under Section 4.02(b)(ii)(A), the Company shall deliver a certificate of an Authorized Officer of the Company setting forth reasonably detailed calculations showing such overpayment, and shall be entitled to subtract such amount from the next payment or prepayment (as the case may be) required to be made pursuant to this Section 4.02(b), and the Agent shall apply such amounts to the next payment or prepayment, accordingly. Any prepayments pursuant to this Section 4.02(b)(ii) shall be rounded downwards, if necessary, to the nearest $1,000.

(iii) All prepayments required by this subsection (b) shall be applied, in accordance with Section 4.02(c), to outstanding Alternate Base Rate Loans up to the full amount thereof before they are applied to outstanding Eurodollar Rate Loans. Each prepayment under this subsection (b) shall be accompanied by (A) accrued interest to the date of such prepayment on the principal amount prepaid and (B) in the case of prepayments of Eurodollar Rate Loans (subject to the application of Section 4.02(e) hereof), any amount payable to the applicable Banks pursuant to Section 6.03 hereof (but without any other premium or penalty).
(c) Application of Prepayments. If the amount of any payment or prepayment on a Loan is less than the sum of (i) the outstanding principal amount of such Loan and (ii) interest accrued on such Loan to the date of such payment or prepayment, the amounts paid or prepaid on such Loan shall be applied first to accrued interest and then to principal.
(d) Payments through Agent. All payments by the Company to the Banks under this Section 4.02 shall be made through the Agent.
(e) Prepayment Account. So long as no Event of Default shall have occurred and be continuing, on a date: (i) that is not the last day of an Interest Period applicable to Eurodollar Rate Loans outstanding, (ii) on which a prepayment pursuant to Section 4.02(b)(ii) exceeds the amount of all Alternate Base Rate Loans outstanding (such excess being referred to herein as the “Eurodollar Rate Loan Prepayment Amount”) and (iii) on which the prepayment of any outstanding Eurodollar Rate Loans would result in any compensation becoming due and payable by the Company to any Bank pursuant to Section 6.03 hereof (it being understood and agreed that the condition set forth in this clause (iii) shall be deemed to be satisfied unless each Bank has, on or before such date, notified the Company and the Agent in writing that either (x) such prepayment will not result in any such compensation becoming due and payable to such Bank or (y) such Bank waives any such compensation with respect to such prepayment), the Agent shall automatically deposit the Eurodollar Rate Loan Prepayment Amount in a separate Prepayment Account (as defined below) for such outstanding Eurodollar Rate Loans. The Agent shall apply any cash deposited in the Prepayment Account to prepay Eurodollar Rate Loans on the last day of their respective Interest Periods (or, at the direction of the Company, on any earlier date, and in any event no later than the Termination Date) until all outstanding Eurodollar Rate Loans have been prepaid or until all the allocable cash on deposit in the Prepayment Account has been exhausted. For purposes of this Agreement, the term “Prepayment Account” shall mean the cash collateral account established by the Company with the Agent, bearing Account No. 4430004501, over which the Agent shall have exclusive dominion and control, including the exclusive right of withdrawal for application in accordance with this subsection (e). The Prepayment Account shall not bear interest and all amounts on deposit therein shall be maintained in cash. If the maturity of the Loans has been accelerated pursuant to Section 10 hereof, the Agent may, in its sole discretion, apply such funds to satisfy any of the Obligations. To secure the timely payment and performance of the Obligations, the Company does hereby pledge and assign to the Agent for the benefit of the Secured Parties, and does hereby grant to the Agent for the benefit of the Secured Parties a continuing security interest in and lien on, all the estate, right, title and interest of the Company, whether now owned or hereafter existing or acquired, in, to and under the Prepayment Account and all funds from time to time on deposit therein (the “Prepayment Account Collateral”).

SECTION 4.03 Lending Office. Loans of each Type shall be made and maintained at each Bank’s Applicable Lending Office for such Type of Loan.
SECTION 4.04 Pro Rata Treatment. Except as otherwise provided herein, each Borrowing of Loans shall be made among the Banks pro rata according to there respective Proportionate Shares, and payment of principal of and interest on the Loans shall be made pro rata among the Banks according to the respective unpaid principal amounts of the Loans held by the Banks.
SECTION 4.05 Interest Rates. The Company shall pay interest on the unpaid principal amount of each Loan made by each Bank from the date of such Loan until such principal amount shall be paid in full, at one of the following rates per annum:
(a) Alternate Base Rate Loans. If such Loan is an Alternate Base Rate Loan, a rate per annum equal at all times to the sum of the Alternate Base Rate in effect from time to time plus the Applicable Margin;
(b) Eurodollar Rate Loans. If such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of the Adjusted LIBOR Rate for such Interest Period for such Loan plus the Applicable Margin; and
(c) Post-Default Interest. Notwithstanding the foregoing, the Company will pay interest at the applicable Post-Default Rate on any principal of any Loan, and (to the fullest extent permitted by law) any other amount payable by the Company hereunder or under any Note, which shall not be paid when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the due date thereof until the same is paid in full.
SECTION 4.06 Payment Dates. Interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, provided that interest payable at the Post-Default Rate shall be payable from time to time on demand of the Agent.
SECTION 4.07 Maximum Interest. Notwithstanding anything to the contrary contained in this Agreement or any other Financing Document, the interest paid or agreed to be paid under this Agreement and the Notes shall not exceed the maximum rate of non-usurious interest permitted by the laws of any state of applicable jurisdiction as the same may be modified by Federal law (the “Maximum Rate”). If the Agent or any Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans owing to such Bank or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Agent or a Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 4.08 Notes. The Loans made or to be made by each Bank shall be evidenced by a single promissory note (each, a “Note”) of the Company in substantially the form of Exhibit A hereto, dated the Closing Date, payable to such Bank in a principal amount equal to the Commitment of such Bank as originally in effect and otherwise duly completed. All Loans made by each Bank and all payments and prepayments made on account of the principal thereof, and all Conversions of such Loans, shall be recorded by such Bank on the schedule (or a continuation thereof) attached to the respective Note held by it evidencing such Loans, it being understood, however, that failure by such Bank to make any such endorsement shall not affect the obligations of the Company hereunder or under such Note in respect of such Loans evidenced thereby.
SECTION 4.09 Termination by Company. The Company may terminate this Agreement upon payment in full of all amounts then owing to the Banks and the Agent on the Loans, the Notes and all other Obligations, subject to Section 4.02(a) hereof; provided, however, that no such termination shall be effective until all such amounts have been paid in full and all outstanding Interest Rate Protection Agreements to which any Secured Party is a party have expired or been terminated.
SECTION 5.
MANNER OF BORROWING; PAYMENTS, COMPUTATIONS, ETC.; TAXES
SECTION 5.01 Making the Loans.
(a) The initial Borrowing shall be made upon notice, given not later than 11:00 A.M. (Los Angeles, California time) one (1) Business Day (to the extent that the initial Borrowing will consist of Alternate Base Rate Loans) and three (3) Business Days (to the extent that the initial Borrowing will consist of Eurodollar Rate Loans) prior to the date of such Borrowing, by the Company to the Agent, which shall give to each Bank prompt notice thereof and of each other notice received from the Company hereunder. The notice of such Borrowing (the “Notice of Borrowing”) shall be in writing, substantially in the form of Exhibit G hereto, and specifying therein (i) the requested date of such Borrowing, (ii) the requested Type and amount of each Loan comprising such Borrowing, (iii) the requested aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of Eurodollar Rate Loans, the initial Interest Period for each such Loan. In the case of a proposed Borrowing comprised of Eurodollar Rate Loans, the Agent shall promptly notify each Bank of the applicable interest rate pursuant to Section 4.05 hereof. Each Bank shall, before 11:00 A.M. (Los Angeles, California time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at its Principal Office, in same day funds, such Bank’s Proportionate Share of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Section 7 hereof, the Agent will make such funds available to the Company by promptly crediting the amounts so received in like funds to an account of the Company designated by the Company in the Notice of Borrowing. For the purposes of determining whether the applicable conditions set forth in Section 7 hereof have been fulfilled, the Agent may assume the truth of the statements contained in certificates delivered pursuant to said Section.

(b) The Notice of Borrowing shall be irrevocable and binding on the Company and, in respect of any Borrowing comprised of Eurodollar Rate Loans specified in such Notice of Borrowing, the Company shall indemnify each Bank against any loss or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified for such Borrowing the applicable conditions set forth in Section 7 hereof, including, without limitation, any amounts payable to the applicable Banks pursuant to Section 6.03 hereof (excluding loss of anticipated profits).
(c) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing pursuant to Section 5.01(a) hereof that such Bank will not make available to the Agent such Bank’s Proportionate Share of such Borrowing, the Agent may assume that such Bank has made such portion available to the Agent on the date of such Borrowing in accordance with Section 5.01(a) hereof and the Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If such Bank’s Proportionate Share of such Borrowing is made available to the Agent on a date after the date of such Borrowing, such Bank shall pay to the Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate during such period as quoted by the Agent, times (ii) the amount of such Bank’s Proportionate Share of such Borrowing, times (iii) the number of days that elapse from and including the date of such Borrowing to the date on which such Bank’s ratable portion of such Borrowing shall have been made available to the Agent. A certificate of the Agent submitted to any Bank with respect to any amounts owing under this Section 5.01(c) shall be conclusive absent manifest error. If such Bank’s Proportionate Share of such Borrowing is not in fact made available to the Agent by such Bank within three (3) Business Days after the date of such Borrowing, the Company agrees to pay to the Agent, on demand, an amount equal to such Proportionate Share together with interest thereon, for each day from the date such amount was made available to the Company until the date such amount is repaid to the Agent, at the interest rate applicable at the time to the Loans comprising such Borrowing.
(d) The failure of any Bank to make the Loan to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation hereunder to make its Loan on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of any Borrowing.
SECTION 5.02 Payments and Computations.
(a) The Company shall make each payment hereunder and under the Notes not later than 11:00 A.M. (Los Angeles, California time) on the day when due in Dollars to the Agent at its Principal Office in same day funds. The Agent will promptly thereafter (and in any event no later than 2:00 P.M., Los Angeles, California time, on the Business Day on which the Agent shall have received such payment in accordance with this Section 5.02(a)) cause to be distributed like funds relating to the payment of principal or interest (other than pursuant to Section 6 hereof) ratably to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) Subject to Section 15.04 hereof, the Company hereby authorizes each Bank, if and to the extent payment owed to such Bank is not made when due hereunder or under the Note or Notes held by such Bank, to charge (with notice thereof to the Company and the Agent) from time to time against any or all of the Company’s accounts with such Bank any amount so due. The rights of each Bank under this subsection (b) are in addition to (and not in limitation of) other rights and remedies (including, without limitation, rights of set-off) which such Bank may have.
(c) All computations of interest based on the Reference Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Adjusted LIBOR Rate or the Federal Funds Rate shall be made by the Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such is payable. Each computation by the Agent (or, in the case of Section 6.01 hereof, by a Bank) of interest owing hereunder shall be conclusive and binding for all purposes absent manifest error.
(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees payable hereunder and under the other Financing Documents.
(e) Unless the Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full, the Agent may assume that the Company has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due to such Bank. If and to the extent the Company shall not have so made such payment in full to the Agent, such Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the daily Federal Funds Rate as quoted by the Agent. A certificate of the Agent submitted to any Bank with respect to any amounts owing by such Bank under this Section 5.02(e) shall be conclusive absent manifest error.
SECTION 5.03 Sharing of Payments, Etc. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it (other than pursuant to Sections 6 and 14 hereof) which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any such Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in any such Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to such Notes held by the Banks shall be shared by the Banks in accordance with their Proportionate Shares; provided, that if all or any portion of such excess payment is thereafter recovered by or on behalf of the Company from such purchasing Bank, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, together with each Bank’s pro rata share of any interest which such purchasing Bank is required to pay in respect thereof; and provided, further, that nothing in this Section 5.03 shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company other than its indebtedness under such Notes, except that such Bank shall not exercise such right except during the occurrence and continuance of an Event of Default. The Company agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise all its rights of payment (including its rights of set-off or counterclaim) and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Company in the amount of such participation. Notwithstanding the foregoing, in no event shall any Bank receive any right of set-off or counterclaim against amounts due and owing to the Company under any Interest Rate Protection Agreement.
SECTION 5.04 Taxes.
(a) Any and all payments to the Agent and each Bank by the Company hereunder or under the Notes shall be made free and clear of and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings prescribed under the laws of the United States or a political subdivision thereof, and all liabilities with respect thereto, excluding in the case of each Bank and the Agent, (i) any taxes of such Bank or the Agent (including all income taxes) that would not have been imposed but for the existence of a connection between such Bank or the Agent and the jurisdiction imposing such taxes (other than a connection arising solely by reason of this Agreement, the Notes or the transactions contemplated herein) and (ii) franchise or capital or doing business taxes imposed on such Bank or the Agent by reason of a connection, created other than through this Agreement, the Notes or the transactions contemplated herein, between such Bank or the Agent and any jurisdiction where it is imposed (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (A) except as set forth in subsection (e) below, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.04) such Bank or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (B) the Company shall make such deductions and (C) the Company shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.
(b) In addition, except as set forth in subsection (e) below, the Company agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution or delivery or otherwise with respect to this Agreement, the Security Documents or the Notes (hereinafter referred to as “Other Taxes”).
(c) Except as set forth in subsection (e) below, the Company will indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any taxes, levies, imposts, deductions, charges or withholdings imposed by any jurisdiction on amounts payable under this Section 5.04) paid by such Bank or the Agent (as the case may be) or any liability (including penalties, interest and reasonable expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within ten (10) days from the date such Bank or the Agent (as the case may be) makes written demand therefor. A certificate setting forth and containing an explanation in reasonable detail of the manner in which such amount shall have been determined and the amount of such payment or liability prepared by a Bank or the Agent on its behalf shall accompany any written demand for amounts due under this Section and shall be conclusive absent manifest error.

(d) Within ten (10) days after the date of any payment of Taxes by the Company, the Company will furnish to the Agent, at its Principal Office, the original or a certified copy of a receipt evidencing payment thereof.
(e) If (i) the representations set forth in Section 5.05(a) hereof with respect to a Bank or the Agent shall prove to have been incorrect or (ii) a party fails to perform or observe its covenant set forth in Section 5.05(b) or 5.06 hereof, then the Company shall not be obligated to increase the sum payable in respect of Taxes as required by subsection (a) above, to make payments in respect of Other Taxes as required by subsection (b) above, or to indemnify such Bank or the Agent, as the case may be, as required by subsection (c) above to the extent that any increase in such Taxes or Other Taxes (as referred to in subsections (a), (b) and (c) above) proximately results from (A) any incorrect representations in Section 5.05(a) hereof or (B) any failure to perform or observe the covenants set forth in Section 5.05(b) or 5.06 hereof by such Bank or the Agent.
(f) Each Bank hereby agrees that it will designate a different Applicable Lending Office if such designation will avoid the need for, or, if unavoidable, reduce the amount of, Taxes or Other Taxes for which the Company is required to indemnify such Bank under this Section 5.04 and will not, in the sole opinion of such Bank, be disadvantageous to such Bank. Each Bank and the Agent hereby agrees to use reasonable efforts to contest the imposition of Taxes and Other Taxes (including penalties and interest) and, in the event of a determination that such Taxes or Other Taxes are not due, to return to the Company amounts paid pursuant to this Section 5.04. If any Taxes or Other Taxes for which the Agent or any Bank has received indemnification from the Company hereunder shall be finally determined to have been incorrectly or illegally asserted and are refunded to the Agent or such Bank, the Agent or such Bank, as the case may be, shall promptly forward to the Company any such refunded amount.

SECTION 5.05 Status of the Banks and the Agent.
(a) Each Bank and the Agent severally represents and warrants (solely for purposes of Section 5.04(e) hereof) that so long as such Bank or the Agent has any obligation under Section 3 hereof or is entitled to receive payments hereunder, either (i) it is acting for purposes hereof through a branch or office in the United States or (ii) it qualifies as a corporation, company, enterprise or resident of (A) the United States or (B) the country in which the branch or office it is acting through is located for purposes of an income tax convention between such country and the United States providing for a complete exemption from any withholding for or on account of Taxes with respect to all payments receivable by it hereunder, and, in case the foregoing clause (B) is applicable, that such Bank or the Agent is fully eligible for the benefit of that convention with respect to all payments receivable by it hereunder.
(b) If any Bank organized outside the United States is acting through a branch or office in the United States, so long as such Bank has any obligation under Section 3 or is entitled to receive payments hereunder, such Bank represents and warrants (solely for purposes of Section 5.04(e) hereof) that it shall conduct its business so that each payment received by it hereunder is effectively connected with the conduct by it of a trade or business in the United States.
SECTION 5.06 Tax Documentation.
(a) On or before the Closing Date, each Bank and the Agent shall, solely for the purposes of Section 5.04(e) hereof, deliver to the Company all requested forms and documents appropriate under the circumstances that are required to establish that payments hereunder by the Company are exempt from withholding for or on account of Taxes, all in form and substance satisfactory to the Agent and the Company. The forms to be delivered by any Bank or the Agent organized outside the United States shall include, if appropriate under the circumstances, and upon the request of the Company, Internal Revenue Service Form W-8ECI (if such Bank or the Agent is acting through a branch or office in the United States) or Form W-8BEN (if such Bank or the Agent is acting through a branch or office outside the United States).
(b) If any Bank is required at any time to execute any form or document (including, without limitation, Internal Revenue Service Form W-8BEN or Form W-8ECI) in order for payments to it hereunder to qualify for exemption from withholding for or on account of Taxes or for such withholding at a reduced rate, such Bank represents and warrants (solely for purposes of Section 5.04(e) hereof) that it shall, to the extent permitted by applicable Laws, execute the required form or document and deliver it to the appropriate party.

SECTION 6.
YIELD PROTECTION AND ILLEGALITY
SECTION 6.01 Additional Costs.
(a) The Company shall pay directly to any Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs which such Bank determines are attributable to its making or maintaining any Eurodollar Rate Loans, or its obligation to make any such Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any of such Loans or such obligations (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change which: (i) imposes or modifies any reserve, special deposit, minimum capital, capital ratio or similar requirements, to the extent not included within the definition of “Reserve Requirement” in Section 1.01 hereof, relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Bank (including any of such Loans or any deposits referred to in the definition of “LIBOR Rate” in Section 1.01 hereof), or any commitments of such Bank; or (ii) imposes any other condition affecting this Agreement or the Notes (or any of such extensions of credit or liabilities) or its Commitment (other than with respect to taxes (including any Taxes or Other Taxes), Section 5 hereof being the sole remedy of such Bank with respect thereto). Such Bank will notify the Company and the Agent of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 6.01(a) as promptly as practicable after it obtains knowledge thereof and shall determine as promptly as practicable after delivery of such notice whether it will determine to request such compensation, and such Bank will designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for, or, if unavoidable, reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank, provided that such Bank shall have no obligation to so designate an Applicable Lending Office located in the United States. Each Bank will furnish the Company (with a copy to the Agent) with a certificate setting forth the basis and amount of each request by such Bank for compensation under this Section 6.01(a).
(b) Without limiting the effect of the provisions of Section 6.01(a) hereof, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Rate Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Agent and the Company, the obligation of such Bank to make additional Loans of such Type hereunder shall be suspended until such Regulatory Change ceases to be in effect.
(c) Without limiting the effect of the foregoing provisions of this Section 6.01 (but without duplication), the Company shall pay directly to each Bank from time to time on request such amounts as such Bank may determine to be necessary to compensate such Bank for any costs which it determines are attributable to the maintenance by such Bank or any of its affiliates, as a result of a Regulatory Change, of capital in respect of its maintaining Loans hereunder or its obligation to make Loans hereunder (such compensation to include, without limitation, an amount equal to any reduction of the rate of return on assets or equity of such Bank to a level below that which such Bank could have achieved but for such law, regulation, interpretation, directive or request). Each Bank will notify the Company that it is entitled to compensation pursuant to this Section 6.01(c) as promptly as practicable after it obtains knowledge thereof and shall determine as promptly as practicable after delivery of such notice whether it will determine to request such compensation, and such Bank will designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for, or, if unavoidable, reduce the amount of, such compensation and will not, in the sole opinion of such Bank, be disadvantageous to such Bank, provided that such Bank shall have no obligation to so designate an Applicable Lending Office located in the United States. Each Bank will furnish the Company (with a copy to the Agent) with a certificate setting forth the basis and amount of each request by such Bank for compensation under this Section 6.01(c).

(d) Determinations and allocations by any Bank for purposes of this Section 6.01 of the effect of any Regulatory Change on its costs of making or maintaining Loans or maintaining its obligations to make Loans or on amounts receivable by it in respect of its Loans or such obligations, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.
(e) If any Bank requests compensation for Additional Costs from the Company under Section 6.01(a) hereof, the Company may either (i) prepay in full all Eurodollar Rate Loans of all Banks then outstanding, together with interest accrued thereon, in accordance with Section 4.02 hereof, or (ii) Convert all Eurodollar Rate Loans of all Banks in accordance with Section 3.03 hereof, and in each case the Company shall also pay such Additional Costs to such Bank in accordance with this Section 6.01 on the date of such prepayment or Conversion, as the case may be.
(f) Failure or delay on the part of any Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that the Company shall not be required to compensate a Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Bank notifies the Company of the Regulatory Change giving rise to such increased costs or reductions and of such Bank’s intention to claim compensation therefor; provided further that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 6.02 Illegality. Notwithstanding any other provision of this Agreement, if, subsequent to the date hereof, the enactment of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Bank or its Applicable Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans hereunder, then, on notice thereof and demand therefor by such Bank to the Company through the Agent, (a) the obligation of such Bank to make Eurodollar Rate Loans and to Convert Loans into Eurodollar Rate Loans shall terminate and (b) the Company shall forthwith prepay in full all Eurodollar Rate Loans of such Bank then outstanding (but only to the extent that prepayment prior to the last day of the applicable Interest Period(s) therefor is required by law or by any central bank or other Governmental Authority), together with interest accrued thereon, and compensation with respect thereto pursuant to Section 6.03 hereof, unless the Company, within five (5) Business Days of such notice and demand, Converts all Eurodollar Rate Loans of all Banks then outstanding into Alternate Base Rate Loans in accordance with Section 3.03 hereof.

SECTION 6.03 Compensation. The Company shall compensate each Bank, upon written request by such Bank (which request shall set forth the basis for requesting such amounts) to the Agent and the Company, for all reasonable losses and expenses, including, without limitation, any interest paid by such Bank to lenders of funds borrowed by it or deposited with it to make or maintain its Eurodollar Rate Loans, which such Bank may sustain, to the extent not otherwise compensated for hereunder and not mitigated by the reemployment of such funds: (a) if for any reason (other than a default by such Bank) a Borrowing or Conversion of any Loan does not occur on a date specified therefor in a Notice of Borrowing given pursuant to Section 5.01 hereof or in a notice of Conversion given pursuant to Section 3.03 hereof, (b) if any prepayment, repayment or Conversion of its Eurodollar Rate Loans occurs on a date which is not the expiration date of the relevant Interest Period or (c) if any prepayment of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Company. Without prejudice to the foregoing, the Company shall indemnify each Bank against any loss or expense which such Bank (or its Applicable Lending Office or affiliate) may sustain or incur as a consequence of the default by the Company in payment of principal of or interest on any Eurodollar Rate Loan, or any part thereof, or of any amount due under this Agreement, including, but not limited to, any premium or penalty incurred by such Bank (or its Applicable Lending Office or affiliate) in respect of funds borrowed by it or deposited with it for the purpose of making or maintaining such Eurodollar Rate Loan, as determined by such Bank in good faith in the exercise of its sole discretion. A certificate as to any such loss or expense (specifying the basis of such loss or expense) shall be promptly submitted by such Bank to the Company (with a copy to the Agent) and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.
SECTION 7.
CONDITIONS PRECEDENT
SECTION 7.01 The Closing Date. The obligation of the Banks to make Loans hereunder shall be subject to the conditions precedent that the Agent shall have received, or each Bank shall have waived receipt of, the following, each of which shall be in form and substance satisfactory to the Agent and the Banks, and that the other conditions set forth below shall have been satisfied:
(a) Credit Agreement. A counterpart of this Agreement signed on behalf of the Company, each Bank and the Agent.
(b) Certain Security Documents. The Security Agreement and the Mortgage, in each case duly executed by each of the parties thereto and, in the case of the Mortgage, in recordable form. The Banks hereby consent to the Security Agreement and the Mortgage and authorize and direct the Agent to execute and deliver such agreements on behalf of the Secured Parties.
(c) Other Financing Documents.
(i) The Notes payable to the order of the Banks, duly executed by the Company; and
(ii) The Parent Guaranty, duly executed by the Guarantor.

(d) Proof of Authorizing Action.
(i) Certified copies of the resolutions of the Board of Directors of each Loan Party establishing the authority of such Loan Party to execute, deliver and perform each Financing Document, and all other documents evidencing other necessary action with respect thereto, to which such Loan Party is a party;
(ii) A certificate by an Authorized Officer of each Loan Party certifying the name, incumbency and signature of each individual authorized to sign, on behalf of such Loan Party, each Financing Document to which such Loan Party is a party and the other documents or certificates to be delivered pursuant hereto or thereto, on which the Agent may conclusively rely until a revised certificate is similarly so delivered;
(iii) Certified copies of the Articles of Incorporation and By-Laws of each Loan Party, together with all amendments thereto; and
(iv) Good standing certificates with respect to each Loan Party issued no earlier than ten (10) days prior to the Closing Date.
(e) Government Approvals. Originals (or copies certified by an Authorized Officer of the Company to be true, correct and complete copies) of the FERC Order and all other Government Approvals referred to in Section 2.06 hereof, if any, and such other Government Approvals as the Agent, any Bank or their counsel may reasonably request and which, in the opinion of special counsel to the Agent, are required under applicable Laws in connection with the transactions contemplated by the Transaction Documents.
(f) Project Documents. A copy (certified by an Authorized Officer of the Company to be true, correct and complete and in full force and effect) of each Project Document and the other agreements listed in Schedule III hereto.
(g) No Legal Proceedings. On the Closing Date there shall be no (i) injunction, writ, preliminary restraining order or any order of any nature issued by any arbitrator, court or other Governmental Authority directing that the transactions provided for herein or in the Transaction Documents or any of them not be consummated as herein or therein provided or (ii) litigation, investigation or proceeding of or before any arbitrator, court or other Governmental Authority pending or threatened against any party to any Transaction Document, or any of their respective properties, revenues or assets, with respect to this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby.
(h) Filings, Registrations and Recordings. Evidence that all filing, recordation, subscription and inscription fees and all recording and other similar fees, and all taxes and other expenses related to such filings, registrations and recordings necessary for the consummation of the transactions contemplated by this Agreement and the other Financing Documents have been paid in full by or on behalf of the Company.

(i) Security Interest. (i) Financing statements under the Uniform Commercial Code, in recordable form and otherwise satisfactory to the Agent (and copies of Uniform Commercial Code search reports with respect to the Company in each jurisdiction in which such financing statements are to be filed), and all other instruments to be recorded or filed or delivered in connection with the Security Documents; and (ii) evidence satisfactory to the Agent that the Security Documents have been duly recorded and filed in all places wherein such recording and filing are necessary to perfect the interests of the Agent in and to the Collateral covered thereby.
(j) Real Estate Matters. A pro forma policy of title insurance issued by the Title Insurer with respect to the Property (as defined in the Mortgage) providing for ALTA title insurance coverage effective as of the date and time of the recordation of the Mortgage, in form and substance reasonably acceptable to the Agent (including, without limitation, such endorsements as the Agent may reasonably request) and showing no exceptions other than the Permitted Exceptions, together with evidence of the payment of all premiums due thereon.
(k) Other Insurance. Certificates of insurance or binders evidencing the insurance required by Section 8.04 hereof, together with evidence of the payment of all premiums therefor and evidence that the Agent has been named as loss payee and additional insured thereunder, as appropriate.
(l) Officer’s Certificates. A certificate of an Authorized Officer of the Company, dated as of the Closing Date, certifying that: (i) the representations and warranties of the Company contained in Section 2 hereof and in each of the other Financing Documents to which the Company is a party are true and correct on and as of such date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, were true and correct as of such earlier date), and (ii) no Default hereunder and no default by the Company or, to the actual knowledge of such Authorized Officer, by any other Person, under any of the Project Documents has occurred and is continuing on such date.
(m) Opinions of Counsel. Legal opinions, dated the Closing Date, of:
(i) Morgan, Lewis & Bockius LLP, special New York counsel to the Company and the Guarantor, in substantially the form of Exhibit C-1 hereto; and
(ii) Raymond S. Heyman, General Counsel of the Guarantor, in substantially the form of Exhibit C-2 hereto.
(n) Fees, Expenses, Etc. Evidence that the fees due and payable under the Fee Letter, and all costs and expenses payable on the Closing Date pursuant to Section 12 hereof, shall have been paid on or prior to the Closing Date.
(o) Consent and Agreements. A Consent and Agreement in respect of each Project Document, in each case duly executed by the Company and each of the other parties to such Project Document.
(p) UCC, Tax and Lien Searches. Receipt of Uniform Commercial Code, tax and judgment lien searches as to the Company in the State of Arizona.

(q) “Know Your Customer” Requirements. Each Bank shall have received all documentation and other information required by such Bank’s regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, with respect to each Loan Party, to the extent requested by such Bank.
(r) Process Agent. Evidence that the Company has appointed the Process Agent as its agent for service of process pursuant to Section 15.11 and that the Process Agent has accepted such appointment for a term of not less than 15 months.
(s) Other Documents. Such other statements, certificates, documents and information with respect to the Project or matters contemplated by this Agreement as the Agent or any Bank may reasonably request, in each case in form and substance satisfactory to the Agent and the Banks.
SECTION 8.
AFFIRMATIVE COVENANTS
So long as any Loan or any other Obligations payable hereunder or under any Note shall remain unpaid or any Bank shall have any Commitment:
SECTION 8.01 Payment of Obligations. The Company will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent or in default (after any applicable period of grace), as the case may be, all of its Debt and other obligations that, if not paid, could reasonably be expected to result in a Material Adverse Effect except when (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company has set aside on its books adequate reserves with respect thereto to the extent required by and otherwise in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 8.02 Maintenance of Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence. The Company will become and remain registered to conduct business in each jurisdiction where the nature of its business or ownership of its Property may require such registration.
SECTION 8.03 Preservation of Property. The Company will at all times maintain, preserve and protect all trade names and keep all the remainder of its Properties that are necessary in the conduct of its business whether owned in fee or otherwise, or leased, in good repair and operating condition, normal wear and tear excepted. The Company will comply with all material leases to which it is a party (including, without limitation, the Ground Lease) or under which it occupies property so as to prevent any material loss or forfeiture thereunder. The Company shall, at its expense (or shall cause UNS Electric, at UNS Electric’s expense, to), (i) keep the Project in good working order and condition and make (or cause to be made) all necessary repairs, replacements, restorations, improvements and renewals with respect thereto and additions and betterments thereto, normal wear and tear excepted, and (ii) operate the Plant in compliance with all Laws affecting the Project and in accordance with Prudent Industry Practices, except where the failure to so operate the Plant would not reasonably be expected to result in a Material Adverse Effect.

SECTION 8.04 Insurance.
(a) The Company shall maintain or cause to be maintained, with financially sound and reputable insurers, or through its own program of self-insurance, insurance with respect to the Project, its other Properties and its business against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
(b) In the event that the Company fails to take out or maintain, or fails to cause the Guarantor or UNS Electric to take out or maintain, the full insurance coverage required by this Section 8.04, the Agent, upon ten (10) days’ prior notice (unless the aforementioned insurance would lapse within such period, in which event notice should be given as soon as reasonably possible) to the Company of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. Such amounts shall become additional Obligations of the Company hereunder, and the Company shall forthwith pay such amounts to the Agent, together with interest thereon at the Post-Default Rate from the date so advanced.
SECTION 8.05 Compliance with Applicable Laws. The Company will comply with the requirements of all applicable Laws and orders of any Governmental Authority and obtain any licenses, permits, franchises or other Government Approvals necessary to the ownership of its Properties or to the conduct of its business, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
SECTION 8.06 Notices. The Company will, promptly (and, in any event, within five (5) Business Days) upon obtaining knowledge of any of the following, give notice to the Agent of:
(a) the occurrence of any Default;
(b) any default or event of default under any Project Document or other material agreement or contract affecting the Project;
(c) any litigation, investigation or proceeding which may exist at any time between the Company and any Governmental Authority, which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(d) any litigation or proceeding seeking damages against the Company or the Project which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or in which injunctive or similar relief is sought;
(e) any actual change of law, rule or regulation, or any other event or circumstance shall occur, that has had, or could reasonably be expected to have, a Material Adverse Effect;
(f) any loss or damage to the Collateral in excess of $2,000,000;

(g) the receipt by the Company of any material notices or documents delivered pursuant to any of the Project Documents (other than any such notices delivered by the Agent to the Company), together with a copy thereof; and
(h) the Company’s intent to amend, modify, supplement or waive, pursuant to a written amendment, supplement, waiver or other agreement to be executed by each of the parties thereto, any material provision of any Project Document, or of its intent to enter into any Additional Project Document, together with a copy of the foregoing.
SECTION 8.07 Requested Information; ERISA Matters.
(a) With reasonable promptness, the Company will give the Agent and each Bank such other data and information relating to the Company, the Project or the Collateral as from time to time may be reasonably requested by the Agent or such Bank.
(b) The Company will furnish to the Agent and each Bank prompt written notice of the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its ERISA Affiliates in an aggregate amount exceeding $25,000,000.
SECTION 8.08 Right of Inspection. The Company will keep complete and accurate books and records with respect to the Collateral and its other Properties, businesses and operations in accordance with GAAP and will permit employees, representatives and consultants of the Agent and each Bank to visit, audit, inspect, and examine the same, make copies thereof and extracts therefrom, and discuss the affairs, finances, and accounts of the Company with the Company’s officers, accountants and auditors. Such inspection shall be allowed at all reasonable times and as often as the Agent or any Bank may reasonably request, upon reasonable prior notice and during normal business hours. All such records shall be at all times kept and maintained at the home offices of the Company in Tucson, Arizona. Upon the occurrence of any Event of Default, the Company will surrender all of such records to the Agent upon receipt of any request therefor from the Agent. The Agent or any Bank shall have the right to inspect the Project from time to time and shall adhere to all safety and security precautions required by applicable Laws or otherwise reasonably established by the Company. The Company shall at all times cause a complete set of the original plans (and all supplements thereto) relating to the Project to be maintained at the Plant and available for inspection by the Agent and each Bank.
SECTION 8.09 Financial Reporting Requirements and Covenants. The Company shall comply with the following reporting and financial covenants:
(a) Unaudited Quarterly Statements. The Company will provide to the Agent on a quarterly basis, no later than sixty (60) days after the end of each fiscal quarter of the Company, an unaudited balance sheet, statement of income and statement of cash flows of the Company, as of the last day of such fiscal quarter and for the period from the first day of the Fiscal Year in which such fiscal quarter occurs to such last day, in each case prepared in accordance with GAAP, accompanied by a certificate of an Authorized Officer of the Company, which certificate shall state that said financial statements fairly present the financial condition and results of operations of the Company in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject, in the case of the financial statements for each of the first three fiscal quarters of the Company, to normal year-end audit adjustments and the absence of footnotes).

(b) Compliance Certificate. Simultaneously with the delivery of each set of financial statements referred to in clause (a) above, the Company will furnish to the Agent a certificate of an Authorized Officer of the Company (i) setting forth reasonably detailed calculations demonstrating compliance with Section 9.02, and (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto.
SECTION 8.10 Taxes. The Company shall pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien upon the Property of the Company. The Company shall have the right, however, to contest in good faith the validity or amount of any such tax, assessment, charge, levy or claim by proper proceedings timely instituted, and may permit the taxes, assessments, charges, levies or claim so contested to remain unpaid during the period of such contest if: (a) the Company diligently prosecutes such contest and (b) during the period of such contest the enforcement of any contested item is effectively stayed and any Lien arising thereby is effectively removed by the posting of a bond or otherwise. The Company will promptly pay any valid, final judgment enforcing any such tax, assessment, charge, levy or bill and cause the same to be satisfied of record.
SECTION 8.11 Maintenance of Lien. The Company will take or cause to be taken all action required or desirable to maintain, preserve and perfect the Lien of the Security Documents and the priority thereof. The Company shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of the Security Documents) reasonably requested by the Agent for such purposes.
SECTION 8.12 Performance of Project Documents.
(a) The Company (i) shall perform and observe all of its covenants and agreements contained in any of the Project Documents to which it is a party, other than any such covenants or agreements the failure of which to perform or observe would not give any other party thereto the ability or right to terminate such Project Document or otherwise exercise any remedies thereunder and would not otherwise have a Material Adverse Effect, (ii) will take all reasonable and necessary action to prevent the termination of any such Project Documents in accordance with the terms thereof or otherwise, and (iii) will enforce each material covenant or obligation of such Project Document in accordance with its terms and will take all such action to that end as from time to time may be reasonably requested by the Agent.
(b) Without limitation of subsection (a) above, the Company shall renew or replace any Project Document in each case no later than the then-scheduled expiration or termination date of such Project Document. At least forty-five (45) days prior to such date (or such shorter period as the Majority Banks shall agree), the Company shall provide a final draft of any such replacement Project Document to the Banks for their review. The Company shall not enter into any such replacement Project Document without the prior written (or deemed) approval of the Majority Banks, such approval not be unreasonably withheld or delayed. In the event that any Bank does not provide written approval or disapproval of a replacement Project Document or otherwise respond in writing to the Company’s request for approval of a final draft of a replacement Project Document within thirty (30) days after receipt thereof (or such shorter period as agreed by such Bank), such Bank shall be deemed to have approved such replacement Project Document.

SECTION 8.13 Use of Proceeds. The Company shall use (or have used) the proceeds of the Loans (i) for general corporate purposes, (ii) to pay fees and other transaction expenses in connection with the transactions contemplated by this Agreement and the other Financing Documents, and (iii) to make the Closing Distribution to the Guarantor on, or within ten (10) Business Days after, the Closing Date.
SECTION 8.14 EWG Status. The Company shall maintain its status as an EWG, unless failure to do so could not reasonably be expected to result in a Material Adverse Effect in which case the Company shall have notified the Agent to such effect.
SECTION 9.

NEGATIVE COVENANTS
So long as any Loan or any other Obligations payable hereunder or under any Note shall remain unpaid or any Bank shall have any Commitment:
SECTION 9.01 Additional Debt. The Company shall not, directly or indirectly, create, incur, assume, suffer to exist or otherwise become or be liable with respect to any Debt, other than (a) Debt incurred under the Financing Documents, (b) unsecured Debt existing on the date hereof and set forth in Schedule IV hereto and extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof, (c) (i) Debt incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Debt assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that (A) such Debt is incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement and (B) the principal amount of such Debt shall not exceed $2,000,000 at any one time outstanding, and (ii) any extensions, renewals and replacements of any such Debt that do not increase the outstanding principal amount thereof, (d) Subordinated Debt owing to any Affiliate of the Company in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding, and (e) Guarantees of Debt of the Guarantor and its Subsidiaries to the extent that the Company is permitted to create, incur, assume or permit to exist any such Guarantees pursuant to the UniSource Credit Agreement (as in effect on the date hereof).
SECTION 9.02 Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio as of June 30, 2009 and as of the last day of any fiscal quarter of the Company thereafter to be less than 2.50 to 1.00.
SECTION 9.03 Capital Expenditures. The Company shall not make or become legally obligated to make any Capital Expenditures exceeding, during the term of this Agreement (commencing with the fiscal quarter ending on June 30, 2009), in the aggregate, the sum of (a) $2,000,000 plus (b) the aggregate amount of any Capital Expenditures of the Company that are funded or paid by the Guarantor during such period.

SECTION 9.04 Loans and Lease Obligations. The Company shall not:
(a) make or permit to exist any loans, make advances, or extend credit to any other Person or to any Affiliates of the Company where the amount outstanding at any time exceeds $250,000 in the aggregate (provided that this restriction will not be deemed to prohibit (i) Permitted Investments, (ii) accounts receivable created by the Company in the ordinary course of its business or (iii) loans or advances by the Company to the Guarantor or any other Subsidiary of the Guarantor to the extent that the Company is permitted to make such loans or advances pursuant to the UniSource Credit Agreement (as in effect on the date hereof)); or
(b) create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except (i) the Ground Lease and (ii) other leases (other than Capital Leases) that do not require the Company to make payments (including taxes, insurance, maintenance, and similar expenses required under the terms of the lease) in excess of $250,000 per year in the aggregate.
SECTION 9.05 Organizational Documents. The Company shall not (a) amend, supplement, alter, repeal or otherwise modify the Company’s articles of incorporation, unless such amendment, supplement or other modification could not reasonably be expected to have a Material Adverse Effect; or (b) fail to perform or observe any of the covenants, agreements or conditions on its part to be performed or observed under the Company’s articles of incorporation or by-laws.
SECTION 9.06 Project Documents. The Company shall not take any action, or omit to take any action, that would lead to a default under or early termination of any of the Project Documents. The Company shall not (a) cancel or terminate any Project Document to which it is a party; (b) sell, assign (other than pursuant to the Security Documents), surrender or otherwise dispose of (by operation of law or otherwise) any part of its interest in any such Project Document; (c) waive any default under or breach of any such Project Document, or waive, fail to enforce, forgive or release any right, interest or entitlement, howsoever arising, under or in respect of any such Project Document, unless such default, breach, waiver, failure to enforce, forgiveness or release (as the case may be) could not reasonably be expected to have a Material Adverse Effect; (d) petition, request or take any other legal or administrative action that seeks, or may reasonably be expected, to rescind, terminate or suspend any of such Project Documents or amend or modify any of the terms thereof; or (e) amend, supplement, modify or waive any provision of any such Project Document as in effect on the date hereof, or enter into any Additional Project Document, unless (i) such amendment, supplement, modification, waiver or Additional Project Document could not reasonably be expected to have a Material Adverse Effect and (ii) in the case of any Additional Project Document, (A) if the counterparty to such Additional Project Document is an Affiliate of the Company, a duly executed Consent and Agreement with respect thereto, together with such other documents and opinions as the Agent may reasonably request, are delivered to the Agent on or before the date that the Company enters into such Additional Project Document, or (2) if the counterparty to such Additional Project Document is not an Affiliate of the Company, the Company uses commercially reasonable efforts to deliver to the Agent, within 15 days after the date on which the Company enters into such Additional Project Document, a duly executed Consent and Agreement with respect thereto, together with such other documents and opinions as the Agent may reasonably request.

SECTION 9.07 Interest Rate Protection Agreements. The Company shall not enter into any Interest Rate Protection Agreement with any Person other than a Bank or an Affiliate of a Bank.
SECTION 9.08 Merger, Consolidation, Sale of Assets, Acquisition. The Company shall not merge into or consolidate with any other Person, or sell, lease, transfer, or otherwise dispose of any assets other than (a) sales of electric power pursuant to the Power Sales Agreement and other sales of electricity at wholesale (including energy, capacity and ancillary services), (b) sales of Permitted Investments prior to the maturity thereof, (c) any sale, transfer or other disposition of Property in the ordinary course of business to the extent that such Property is worn out or no longer useful or usable in connection with the operation of the Project and such Property is replaced by (i) Property having a fair market value equal to or greater than the fair market value of the Property being sold, transferred or otherwise disposed, and (ii) Property having at least the same utility to the Project as the property being sold, transferred or otherwise disposed, and (d) sales, transfers and other dispositions of other assets in the ordinary course of business having a fair market value not exceeding $500,000 in the aggregate in any Fiscal Year. The Company will not purchase or acquire any assets other than (A) subject to compliance with Section 9.03 hereof, the purchase of assets in the ordinary course of business reasonably required in connection with the ownership, operation and maintenance of the Plant (including, without limitation, the purchase of electricity (including energy, capacity and ancillary services) and natural gas) (provided, that the purchase price of any such assets required in connection with the operation and maintenance of the Plant, to the extent paid by the Company, are promptly reimbursed to the Company by UNS Electric pursuant to the Power Sales Agreement), (B) the purchase of Permitted Investments, (C) the purchase of other assets in the ordinary course of business, provided that the purchase price of such other assets are funded entirely by the Guarantor, and (D) any other purchase or acquisition of assets constituting Capital Expenditures so long as such purchase or acquisition (together with all other purchases or acquisitions of assets permitted hereunder, including pursuant to clause (A) above) does not violate Section 9.03 hereof.
SECTION 9.09 Liens, Etc. The Company shall not create, incur, assume or suffer to exist any Lien on any of the Collateral or its other Properties, other than Permitted Liens.
SECTION 9.10 Nature of Business. The Company will not engage to any material extent in any business other than businesses of the type conducted by the Company on the date of execution of this Agreement and businesses reasonably related thereto.
SECTION 9.11 Permitted Investments. The Company shall not make any investments (whether by purchase of stock, bonds, notes or other securities, or by loan, advance or otherwise) other than Permitted Investments and loans or advances permitted under Section 9.04(a) hereof.

SECTION 9.12 Restrictions on Payment of Subordinated Debt. The Company shall not make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Subordinated Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Subordinated Debt; provided that so long as no Default has occurred and is continuing or would result therefrom, the Company may pay, prepay, repurchase or redeem or otherwise defease all or any portion of any Subordinated Debt.
SECTION 10.
EVENTS OF DEFAULT
If one or more of the following events (herein collectively called “Events of Default”) shall occur and be continuing:
SECTION 10.01 Failure to Make Payment. The Company shall fail to make (a) any payment of principal of any Loan after the same shall become due and payable, or (b) any payment of interest on any Loan or any other amount (other than as referred to in clause (a) above) payable by it hereunder or under any other Financing Document within five (5) days after the same shall become due and payable (whether by extension, renewal, acceleration or otherwise); or
SECTION 10.02 False or Misleading Representations and Warranties. Any representation or warranty of any Loan Party made in any Financing Document to which it is a party or in any writing furnished in connection with or pursuant to any of the Financing Documents shall prove to have been false or misleading in any material respect on the date made; or
SECTION 10.03 Failure to Comply with Covenants.
(a) The Company shall fail to duly observe, perform or comply with any covenant, agreement or term contained in Section 8.02, 8.06(a), 8.13 or 9 hereof; or
(b) the Company or the Guarantor shall fail to duly observe, perform or comply with any other covenant, agreement or term (other than defaults covered by Sections 10.01 and 10.02 above) contained in this Agreement or any of the other Financing Documents to which it is a party and such default or breach shall have not been cured or remedied within thirty (30) days following receipt of notice thereof from the Agent (unless a specific cure period is provided in an applicable section of this Section 10, in which case the cure period provided in the applicable section of this Section 10 shall apply); or
SECTION 10.04 Payment of Obligations.
(a) The Company shall fail to pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent or in default (after any applicable period of grace), as the case may be, any of its Debt or other obligations of whatever nature, except for (i) the Debt incurred under this Agreement, (ii) any Debt or other obligations which do not exceed $500,000 in the aggregate at any time, and (iii) any Debt or other obligations which are being contested in good faith and by appropriate proceedings if (A) adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP and (B) such contest does not involve any reasonable risk of the sale, forfeiture, or loss of any of any Collateral; or

(b) Any event or condition occurs that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Debt of the Company exceeding $500,000 in the aggregate (other than the Obligations) or any trustee or agent on its or their behalf to cause any such Debt to become due, or to require the prepayment, repurchase, redemption (other than pursuant to provisions permitting the tendering of such Debt from time to time for repurchase or redemption without regard to the occurrence or non-occurrence of any event or condition) or defeasance thereof, prior to its scheduled maturity; provided that this subsection (b) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt; or
SECTION 10.05 Performance under Agreements. The Company shall fail to duly perform and observe all of the covenants and agreements on its part to be performed pursuant to any Project Document (other than any such covenants or agreements the failure of which to perform or observe would not give any other party thereto the ability or right to terminate, or suspend performance under, such Project Document and would not otherwise have a Material Adverse Effect) and such failure continues beyond any applicable period of grace unless the Company’s asserted failure to perform is being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; or
SECTION 10.06 Project Documents. Any Project Document is terminated; or
SECTION 10.07 Voluntary or Involuntary Bankruptcy; Insolvency. Any of the following: (i) any Loan Party or UNS Electric shall become insolvent or unable to pay its debts as they mature, make an assignment for the benefit of creditors or admit in writing its inability to pay its debts generally as they become due or fail generally to pay its debts as they mature; or (ii) an order, judgment or decree is entered adjudicating any Loan Party or UNS Electric bankrupt or insolvent; or (iii) any Loan Party or UNS Electric shall petition or apply to any Governmental Authority for the appointment of a trustee, receiver, custodian or liquidator of such Person or of any substantial part of its assets, or shall commence any proceedings relating to such Person under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debts, dissolution, or liquidation Law of any jurisdiction, whether now or hereafter in effect; or (iv) any such petition or application shall be filed, or any such proceedings shall be commenced, of a type described in subsection (iii) above, against any Loan Party or UNS Electric and such Loan Party or UNS Electric, respectively, by any act shall indicate its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree shall be entered appointing any such trustee, receiver, custodian or liquidator, or approving the petition in any such proceedings, and such order, judgment or decree shall remain unstayed and in effect for more than sixty (60) days; or (v) any order, judgment or decree shall be entered in any proceedings against any Loan Party or UNS Electric decreeing the dissolution of such Loan Party or UNS Electric and such order, judgment or decree shall remain unstayed and in effect for more than sixty (60) days; or (vi) any order, judgment or decree shall be entered in any proceedings against any Loan Party decreeing a split-up of such Loan Party which requires the divestiture of a substantial part of the assets of such Loan Party, and such order, judgment or decree shall remain unstayed and in effect for more than sixty (60) days; or

SECTION 10.08 Undischarged Judgments. One or more judgments for the payment of money in an aggregate amount in excess of $500,000 shall be rendered against the Company and the same shall remain undischarged and unbonded for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Company to enforce any such judgment; or
SECTION 10.09 ERISA. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, has resulted or could reasonably be expected to result in a Guarantor Material Adverse Effect; or
SECTION 10.10 Default. Any “Event of Default” shall occur under the UniSource Credit Agreement (as in effect on the date hereof, or as amended, amended and restated, supplemented or otherwise modified from time to time after the date hereof to the extent that such amendment, amendment and restatement, supplement or other modification has been consented to by the Majority Banks); or
SECTION 10.11 Government Approvals. The Company shall fail to obtain, renew, maintain or comply in all material respects with all such Government Approvals as shall now or hereafter be necessary (i) for the execution, delivery or performance by the Company of its rights and obligations under the Transaction Documents, (ii) for the ownership and operation of the Project as contemplated by the Transaction Documents, or (iii) for the grant by the Company of the Liens created under the Security Documents or for the validity and enforceability thereof or for the perfection thereof (in the case of such perfection, to the extent that such Liens can be perfected by filing under the UCC or recording in the real estate records of the county in which the Premises are located); or any such Government Approval shall be revoked, terminated, withdrawn, suspended, modified or withheld or shall cease to be in full force and effect; or any proceeding shall be commenced by or before any Governmental Authority for the purpose of so revoking, terminating, withdrawing, suspending, modifying or withholding any such Government Approval and such proceeding is not dismissed within sixty (60) days (unless such proceeding is being contested by the Company in good faith by appropriate proceedings); and such failure, revocation, termination, withdrawal, suspension, modification, withholding, cessation or commencement could reasonably be expected to have a Material Adverse Effect; or
SECTION 10.12 Transaction Documents. Any provision of any Transaction Document shall at any time for any reason cease to be valid and binding or in full force and effect or any party thereto (other than the Secured Parties) shall so assert in writing; or any provision of any Transaction Document shall be declared to be null and void, or the validity or enforceability thereof shall be contested by any party thereto (other than the Secured Parties) or any Governmental Authority; or the Company shall deny that it has any or further liability or obligation under any Transaction Document to which it is a party; or any party to any Transaction Document (other than the Secured Parties) shall default in the observance or performance of any of the covenants or agreements contained in any Transaction Document; and such cessation, declaration, contestation, denial or default could reasonably be expected to have a Material Adverse Effect; or

SECTION 10.13 Security Interest in Collateral. Any Security Document shall cease, for any reason, to be in full force and effect or any party thereto (other than the Agent) shall so assert in writing; or any Security Document shall cease to be effective to grant a perfected Lien to the Agent (in the case of perfection, to the extent that such Lien can be perfected by filing under the UCC or recording in the real estate records of the county in which the Premises are located), for the equal and ratable benefit of the Secured Parties, on the Collateral described therein with the priority purported to be created thereby;
THEREUPON, and in every such event and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Majority Banks shall, by written notice to the Company, at the same or different times, take one or more of the following actions: (i) declare the Commitment and the obligation of each Bank to make or Convert Loans to be terminated, whereupon the same shall forthwith terminate, (ii) declare the unpaid principal amount and interest under the Notes and all other amounts payable by the Company hereunder and under the other Financing Documents to be forthwith due and payable, whereupon such amounts shall become forthwith due and payable, both as to principal and interest and all other Obligations, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in any other Financing Document to the contrary notwithstanding, and/or (iii) subject to the receipt of any required Government Approvals and any other applicable Laws, exercise in respect of the Collateral, in addition to the other rights and remedies provided for herein and in the Security Documents or otherwise available to the Agent or the other Secured Parties, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York and in effect in any other jurisdiction in which any Collateral is located at that time; provided that if any event specified in Section 10.07 above occurs with respect to the Company, the acceleration specified in clause (ii) above shall be deemed to have been made upon the occurrence of such event without notice to the Company from the Agent. Simultaneously with its giving of notice to the Company under this Section 10, the Agent shall notify each Bank of such action.
SECTION 11.
INDEMNIFICATION
(a) The Company shall indemnify the Agent, each Bank and their respective directors, officers, employees, agents and advisors (each such Person being called an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnified Person (whether or not such Indemnified Person is named as a party to any proceeding or is otherwise subjected to judicial or legal process arising from any such proceeding), incurred by or asserted against any Indemnified Person arising out of, in connection with, or as a result of (i) the execution or delivery of any Transaction Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Transaction Documents of their respective obligations thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any Property owned, leased or operated by the Company or any Affiliate thereof or any Environmental Liability related in any way to the Company or any Affiliate thereof or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by the final, nonappealable judgment of a court of competent jurisdiction to have resulted primarily from the gross negligence, willful misconduct or bad faith of such Indemnified Person.

(b) In case any action, suit or proceeding shall be brought against any Indemnified Person, such Indemnified Person shall notify the Company of the commencement thereof, and the Company shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnified Person, to participate in and, to the extent that the Company desires, to assume and control the defense thereof. Such Indemnified Person shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by the Company. Notwithstanding the foregoing, the Company shall not be entitled to assume and control the defenses of any action, suit or proceedings if and to the extent that, in the reasonable opinion of such Indemnified Person and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnified Person or a conflict of interest between such Indemnified Person and the Company or between such Indemnified Person and another Indemnified Person (unless such conflict of interest is waived in writing by the affected Indemnified Persons), and in such event (other than with respect to disputes between such Indemnified Person and another Indemnified Person) the Company shall pay the reasonable expenses of such Indemnified Person in such defense.
(c) If the Company has assumed the defense of any action, suit or proceeding pursuant to subsection (b) of this Section 11, the Company shall promptly report to such Indemnified Person on the status of such action, suit or proceeding as material developments shall occur and from time to time as requested by such Indemnified Person. The Company shall deliver to such Indemnified Person a copy of each document filed or served on any party in such action, suit or proceeding, and each material document that the Company possesses relating to such action, suit or proceeding.
(d) Upon payment of any claim for indemnification by the Company pursuant to this Section 11 to or on behalf of any Indemnified Person, the Company, without any further action, shall be subrogated to any and all claims that such Indemnified Person may have relating thereto, and such Indemnified Person shall cooperate with the Company and give such further assurances as are necessary or advisable to enable the Company vigorously to pursue such claims.
(e) To the extent that the Company fails to pay any amount required to be paid by it to the Agent under subsection (a) of this Section or under Section 12 hereof, each Bank severally agrees to pay to the Agent such Bank’s Proportionate Share (determined as of the time that the applicable unreimbursed indemnity payment or expense is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent in its capacity as such.

(f) To the extent permitted by applicable Laws, the Company shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby, any Loan or the use of the proceeds thereof.
(g) All amounts due under this Section shall be payable promptly after delivery to the Company of a reasonably detailed statement therefor.
SECTION 12.
EXPENSES
On the Closing Date, the Company shall pay to the Agent, in the manner separately agreed to by the Agent and the Company, an amount equal to (x) all reasonable out-of-pocket costs and expenses of the Agent and (y) all reasonable fees and disbursements accrued on or prior to the Closing Date by counsel to the Agent, in each case to the extent a reasonably detailed invoice for such amounts has been provided to the Company prior to the Closing Date. All statements, reports, certificates, opinions and other documents or information required to be furnished by the Company to the Agent or the Banks under this Agreement shall be supplied without cost. Further, the Company shall pay, promptly after delivery to the Company of a reasonably detailed statement therefor, (a) all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and disbursements of counsel to the Agent incurred on and after the Closing Date) incurred in connection with (i) any waiver or amendment of, or supplement or modification to, any Transaction Document, (ii) the administration of this Agreement and the other Transaction Documents, and (iii) the preparation or review of any other agreements, instruments or documents referred to in this Agreement or relating to the transactions contemplated hereby (including, without limitation, the preparation of closing document sets by counsel to the Agent), and (b) all costs and expenses of collection of the Agent and any Bank (including, without limitation, reasonable fees and disbursements of counsel to the Agent and any Bank) incident to the enforcement, protection or preservation of any right or claim of the Agent and any Bank under the Transaction Documents, including all such costs and expenses incurred during any workout, restructuring or negotiations in respect of the Loans.
SECTION 13.
THE AGENT AND RELATIONS AMONG BANKS
SECTION 13.01 Appointment of Agent, Powers and Immunities. Each Bank hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Transaction Documents with such powers as are expressly delegated to the Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Transaction Document, or be a trustee for any Bank. Notwithstanding anything to the contrary contained herein, the Agent shall not be required to take any action which is contrary to this Agreement or any other Transaction Document or applicable Laws. Neither the Agent nor any Bank nor any of their respective affiliates shall be responsible to any other Bank for any recitals, statements, representations or warranties made by any Loan Party contained in this Agreement or any other Transaction Document or in any certificate or other document referred to or provided for in, or received by any Bank under, this Agreement or any other Transaction Document, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Transaction Document or any other document referred to or provided for herein or therein or for any failure by any Loan Party to perform its obligations hereunder or thereunder. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Transaction Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct as determined by the final judgment of a court of competent jurisdiction. Except as otherwise provided under this Agreement, the Agent shall take such actions with respect to the Security Documents as shall be directed by the Majority Banks, subject to the requirements that the Security Documents shall continue at all times to equally and ratably secure the Secured Parties.

SECTION 13.02 Reliance by Agent. The Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy, telex or electronic transmission) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Transaction Document, the Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Majority Banks and shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any other Transaction Document in accordance with the instructions of the Majority Banks, and such instructions of the Majority Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks.
SECTION 13.03 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default and stating that such notice is a “Notice of Default”. In the event that the Agent receives such a notice of the occurrence of a Default the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default as shall be reasonably directed by the Majority Banks; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Banks.
SECTION 13.04 Rights as a Bank. With respect to its commitment to make Loans, the Agent shall have the same rights and powers hereunder as any Bank and may exercise the same as though it was not acting as the Agent, and the terms “Bank” or “Banks” shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its affiliates may (without having to account therefor to any Bank) accept deposits from, extend credit (on a secured or unsecured basis) to and generally engage in any kind of banking, trust or other business with the Company or any of its affiliates, as if it were not acting as the Agent.

SECTION 13.05 Indemnification. Without limiting the obligations of the Company under Sections 10, 11 and 12 hereof, each Bank agrees to indemnify the Agent, ratably in accordance with its Proportionate Share, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time (including, without limitation, at any time following the payment of principal of and/or interest on the Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Transaction Document or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses which the Company is obligated to pay under Sections 11 and 12 hereof) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Bank shall be liable for any of the foregoing to the extent they arise from the Agent’s gross negligence or willful misconduct. The Agent shall be fully justified in refusing to take or to continue to take any action hereunder or under any other Transaction Document unless it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
SECTION 13.06 Documents. The Agent will forward to each Bank, promptly after the Agent’s receipt thereof, a copy of each document furnished to the Agent for such Bank hereunder and of each opinion furnished to the Agent pursuant to Section 7.
SECTION 13.07 Non-Reliance on Agent and Other Banks. Each Bank represents that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Loan Parties and decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement and the other Financing Documents. Neither the Agent nor any Bank shall be required to keep informed as to the performance or observance by any Loan Party under this Agreement, any other Transaction Document or any other document referred to or provided for herein or therein or to make inquiry of, or to inspect the properties or books of, any Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, neither the Agent nor any Bank shall have any duty or responsibility to provide any Bank with any credit or other information concerning any Loan Party or any Affiliate thereof, which may come into the possession of the Agent or such Bank or any of its or their affiliates.

SECTION 13.08 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Banks and the Company, and the Agent may be removed at any time with or without cause by the Majority Banks. Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent, which Agent shall be reasonably acceptable to the Company. If no successor Agent shall have been appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Banks’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a bank with an office (or an affiliate with an office) in Los Angeles, California, or New York, New York, having a combined capital and surplus of not less than $500,000,000 and which shall be reasonably acceptable to the Company. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 13 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
SECTION 13.09 Authorization. The Agent is hereby authorized by the Banks to execute, deliver and perform each of the Transaction Documents to which the Agent is or is intended to be a party and each Bank agrees to be bound by all of the agreements of the Agent contained in the Transaction Documents.
SECTION 14.
PARTICIPATIONS AND ASSIGNMENTS BY THE BANKS
SECTION 14.01 Participation and Assignment. Any Bank may assign any or all of its rights or obligations hereunder to any Person (other than the Company and its Affiliates) pursuant to an assignment and assumption agreement substantially in the form of Exhibit H hereto, provided that the assignee thereof is reasonably acceptable to the Company (provided, that the consent of the Company to an assignee shall not be required upon the occurrence and during the continuance of an Event of Default or if the assignee is an existing Bank). Nothing herein provided shall prevent any Bank from selling at any time a participation in any of its Loans, any fees payable to it hereunder or any other rights hereunder (the purchaser of any such participation being hereinafter sometimes referred to as a “Participant”); provided that: (a) no such sale or participation shall alter such Bank’s obligations hereunder, (b) such Bank shall remain solely responsible to the other parties hereto for the performance of such Bank’s obligations hereunder and (c) any agreement pursuant to which any Bank may grant any such participation shall provide that such Bank shall retain the sole right and responsibility to exercise the rights of such Bank, and enforce the obligations of the Company relating to such Bank’s Commitment, the Loans, the fees payable hereunder and any other right of such Bank (including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Transaction Document and the right to take action to have the Loans declared due and payable), except that such Bank may agree with the Participant that such Bank will not, without the consent of such Participant, agree to (i) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of such Bank’s Commitment hereunder in which such Participant has a participation interest, (ii) extend the date fixed for the payment of principal of or interest on any Loan or any portion of any fee under this Agreement in each case payable to such Participant, (iii) reduce the amount of any such payment of principal, or (iv) reduce the rate at which interest or any fee under this Agreement in which such Bank has sold an interest is payable to such Participant to a level below the rate at which such Participant is entitled to receive such interest or fee under its agreement with such Bank. No Participant shall have any rights under this Agreement or in respect of a Bank’s Commitment, Loans, fees payable to it hereunder or any other rights hereunder other than to receive payments in respect of such Participant’s participation from such Bank.

SECTION 15.
MISCELLANEOUS
SECTION 15.01 No Waiver, Remedies Cumulative. No failure to exercise and no delay in exercising on the part of the Agent or any Bank of any right, power or privilege hereunder or under any other Financing Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.
SECTION 15.02 Notices.
(a) Except as otherwise specified herein (and subject to paragraph (b) below), all notices, requests, demands, consents, instructions or other communications hereunder shall be duly given or made if sent in writing and delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, in each case addressed to the party to which such notice is requested or permitted to be given or made hereunder, if to the Agent, any Bank or the Company at the address specified beneath the heading “Address for Notices” on the signature pages hereof.
(b) Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Section 5 hereof unless otherwise agreed by the Agent and the applicable Bank. The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 15.03 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Agent and each Bank and their respective successors and assigns, except that the Company may not assign or otherwise transfer all or any part of its rights or obligations hereunder without the prior written consent of each Bank.

SECTION 15.04 Right of Set-off.
(a) Upon the occurrence and during the continuance of any Event of Default, each Bank is, subject to the provisions of Sections 5.03 and 13 hereof, hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company) and to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other indebtedness at any time owing, by such Bank in any of its offices to or for the credit or the account of the Company against any and all of the respective obligations of the Company now or hereafter existing under the Financing Documents, irrespective of whether or not such Bank or any other Bank shall have made any demand hereunder and although such obligations may be contingent or unmatured and such deposits or indebtedness may be unmatured.
(b) Each Bank shall promptly notify the Company after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. Rights of the Banks under this Section 15.04 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Banks may have.
SECTION 15.05 Severability; Integration. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and without affecting the validity or enforceability of any provision in any other jurisdiction. This Agreement and the other Financing Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
SECTION 15.06 Headings. The headings of the various sections and paragraphs of this Agreement are for convenience of reference only, do not constitute a part hereof and shall not affect the meaning or construction of any provision hereof.
SECTION 15.07 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes or any Security Document, nor consent to any departure by the Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Company, the Agent and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Banks, do any of the following: (i) waive any of the conditions precedent specified in Section 7 hereof; (ii) increase the Commitment of any Bank or subject any Bank to any additional obligations; (iii) reduce the principal of, or interest on, any amounts payable hereunder or under the Notes; (iv) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder or under the Notes; (v) release any Collateral except as otherwise provided in any Security Document; (vi) take any action which requires the consent of all the Banks pursuant to the terms of any Financing Document; (vii) amend or modify the definition of “Majority Banks” contained in Section 1.01 hereof or the percentage of the Total Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under any Financing Document; or (viii) amend or modify Section 5.03, Section 5.04, Section 6 or this Section 15.07; and (b) no amendment, waiver or consent shall, unless in writing and signed by the Agent, in addition to the Banks required hereinabove to take such action, directly affect the rights or duties of the Agent under this Agreement or any other Financing Document. No amendment to any provision of this Agreement, the Notes or any other Financing Document shall in any event be effective unless all filings, recordings and other actions required to be made or taken, in the sole judgment of the Agent, to preserve for the benefit of the Secured Parties the security and interests intended to be provided hereby and by the other Financing Documents shall have been made or taken to the satisfaction of the Agent.

SECTION 15.08 Obligations Unconditional. The obligations of the Company under this Agreement shall be unconditional and absolute and shall not be affected, modified or impaired upon the happening from time to time of any event, including, without limitation, any of the following, whether or not with notice to or the consent of the Company:
(a) The compromise, settlement, release, modification, amendment (whether material or otherwise) or termination of any or all of the obligations, conditions, covenants or agreements of any Person in respect of any of the Transaction Documents;
(b) The occurrence, or the failure by the Agent, any Bank or any other Person to give notice to the Company of the occurrence, of any Default or Event of Default under this Agreement or any default under any of the other Transaction Documents;
(c) The assignment or pledging or the purported assignment or pledging of all or any part of the interest of the Company in the Project or any failure of title with respect to the interest in the Project of the Company;
(d) The waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements of any Person contained in any of the Transaction Documents;
(e) The extension of the time for payment of any Loans or of the time for performance of any other obligations, covenants or agreements of any Person under or arising out of any of the Transaction Documents;
(f) The taking or the omission of any of the actions referred to in any of the Transaction Documents;
(g) The exchange, surrender, substitution or modification of any security for any of the Financing Documents;
(h) Any failure, omission or delay on the part of the Banks, the Agent or the Company to enforce, assert or exercise any right, power or remedy conferred by this Agreement or any of the other Transaction Documents; or any other act or acts on the part of the Banks, the Agent or the Company;
(i) The voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all the assets of, the marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings which affect the Company or any other party to any of the Transaction Documents;

(j) Any lack of validity or enforceability of this Agreement or of any of the other Transaction Documents, any allegation of invalidity or unenforceability or any contest of the validity or enforceability thereof;
(k) The existence of any claim, set-off, defense or other right which the Company may have at any time against any Bank, the Agent or any other Person, whether in connection with this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any unrelated transaction;
(l) The release or discharge by operation of law of the Company from the performance or observance or any obligation, covenant or agreement contained in any of the Transaction Documents; or
(m) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
SECTION 15.09 Survival. Without prejudice to the survival of any other agreement of the Company hereunder, the agreements and obligations of the Company contained in Sections 5.04, 6.01, 6.03, 11 and 12 hereof shall survive the payment in full of the Loans and the Notes, the expiration or termination of all Interest Rate Protection Agreements to which any Secured Party is a party, and the termination of this Agreement.
SECTION 15.10 Governing Law. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 15.11 Consent to Jurisdiction and Venue, Etc.
(a) The Company hereby irrevocably (i) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement, the Notes or any other Financing Document may be brought in the Supreme Court of the State of New York sitting in New York County, State of New York or in the United States District Court of the Southern District of New York, and any appellate court from any thereof, (ii) consents to the jurisdiction of each such court in any such suit, action or proceeding and (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. The Company hereby appoints CT Corporation System (the “Process Agent”), with an office on the date hereof at 111 Eighth Avenue, New York, New York 10011, as its agent to receive on its behalf and on behalf of its property service of copies of the summons and complaint and any other process which may be served in any such suit, action or proceeding. Such service may be made by mailing or delivering a copy of such process to the Company in care of the Process Agent at the Process Agent’s above address and the Company hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. The Agent and each Bank agrees to mail to the Company at its address provided in Section 15.02 hereof a copy of any summons, complaint, or other process mailed or delivered by it to the Company in care of the Process Agent. As an alternate method of service, the Company also irrevocably consents to the service of any and all process in any such suit, action or proceeding by mailing of copies of such process to it at its address provided in Section 15.02. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. All mailings under this Section 15.11 shall be by certified mail, return receipt requested.

(b) Nothing in this Section 15.11 shall affect the right of the Agent or any Bank to serve legal process in any other manner permitted by law or affect the right of the Agent or any Bank to bring any suit, action or proceeding against the Company or the property of the Company in the courts of any other jurisdictions.
SECTION 15.12 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 15.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.
SECTION 15.14 Patriot Act Notice. Each Bank and the Agent (for itself and not on behalf of any other party) hereby notifies the Company that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank or the Agent, as applicable, to identify the Company in accordance with the Patriot Act.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

COMPANY

UNISOURCE ENERGY DEVELOPMENT COMPANY

By:	/s/ Kevin P. Larson

Name: Kevin P. Larson Title: Treasurer

Address for Notices:

One South Church Avenue, Suite 1820 Tucson, Arizona 85701 Attention: Kevin P. Larson, Treasurer Telecopier No.: 520-884-3612
Signature Page to the Credit Agreement

S-1

AGENT AND BANK

UNION BANK, N.A., as Agent and as a Bank

By:	/s/ Jeffrey P. Fesenmaier

Name: Jeffrey P. Fesenmaier Title: Vice President

Address for Notices:

445 South Figueroa Street, 15th Floor Los Angeles, California 90071 Attention: Jeffrey Fesenmaier

Telephone No.: (213) 236-5016 Telecopier No.: (213) 236-4096
Signature Page to the Credit Agreement

S-2

SCHEDULE I
Banks and Commitments

Bank	Commitment
Union Bank, N.A.	$30,000,000

SCHEDULE II
Government Approvals
1.	Order of October 31, 2007 of the Federal Energy Regulatory Commission (Docket Nos. ER07-1232-0000 and ER07-1232-0001)
2.	Air Quality Control Permit No. 42864 issued by the Arizona Department of Environmental Quality and dated 07/02/07
3.	Aquifer Protection Permit No. P-105929 issued by the State of Arizona and dated 03/25/08
4.	Exempt wholesale generator (“EWG”) Self-Certification filed on May 7, 2008

SCHEDULE III
Project Documents
None.

SCHEDULE IV
Existing Debt
None.

SCHEDULE V
Purchases of Property
None.